Exhibit 10.1

$200,000,000
FOURTH AMENDED AND RESTATED
CREDIT AGREEMENT
Dated as of June 20, 2012
Among
CALLON PETROLEUM COMPANY
as Borrower,
THE LENDERS PARTY HERETO FROM TIME TO TIME
as Lenders,
and
REGIONS BANK,
as Administrative Agent, Documentation Agent and Syndication Agent
and as an Issuing Lender

REGIONS CAPITAL MARKETS,
as Sole Lead Arranger and Sole Book Runner

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS AND ACCOUNTING TERMS 1

Section 1.01	Certain Defined Terms 1

Section 1.02	Computation of Time Periods 21

Section 1.03	Accounting Terms; Changes in GAAP. 21

Section 1.04	Types of Advances 21

Section 1.05	Miscellaneous 21

ARTICLE II	CREDIT FACILITIES 22

Section 2.01	Commitment for Advances. 22

Section 2.02	Borrowing Base. 22

Section 2.03	Method of Borrowing. 25

Section 2.04	Reduction of the Commitments. 27

Section 2.05	Prepayment of Advances. 27

Section 2.06	Repayment of Advances. 30

Section 2.07	Letters of Credit. 30

Section 2.08	Fees. 35

Section 2.09	Interest 36

Section 2.10	Payments and Computations. 37

Section 2.11	Sharing of Payments, Etc 38

Section 2.12	Breakage Costs 38

Section 2.13	Increased Costs. 39

Section 2.14	Taxes. 40

Section 2.15	Mitigation Obligations; Replacement of Lenders. 42

Section 2.16	Defaulting Lender Provisions. 43

ARTICLE III	CONDITIONS 45

Section 3.01	Conditions Precedent to Effectiveness 45

Section 3.02	Conditions Precedent to All Borrowings 49

ARTICLE IV	REPRESENTATIONS AND WARRANTIES 49

Section 4.01	Existence; Subsidiaries. 49

Section 4.02	Power 49

Section 4.03	Authorization and Approvals 50

Section 4.04	Enforceable Obligations 50

Section 4.05	Financial Statements. 50

Section 4.06	True and Complete Disclosure 51

Section 4.07	Litigation; Compliance with Laws. 51

Section 4.08	Use of Proceeds. 51

Section 4.09	Investment Company Act. 51

Section 4.10	Federal Power Act 51

Section 4.11	Taxes. 52

Section 4.12	Pension Plans 52

i

Section 4.13    Condition of Property; Casualties    53

Section 4.14	No Defaults. 53

Section 4.15	Environmental Condition. 53

Section 4.16	Permits, Licenses, Etc 54

Section 4.17	Gas Contracts 54

Section 4.18	Liens; Titles, Leases, Etc 54

Section 4.19	Solvency. 54

Section 4.20	Hedging Agreements 54

Section 4.21	Material Agreements 55

Section 4.22	OFAC; Anti-Terrorism 55

ARTICLE V	AFFIRMATIVE COVENANTS 55

Section 5.01	Compliance with Laws, Etc 55

Section 5.02	Maintenance of Insurance. 55

Section 5.03	Preservation of Corporate Existence, Etc 57

Section 5.04	Payment of Taxes, Etc 57

Section 5.05	Visitation Rights. 57

Section 5.06	Reporting Requirements 57

Section 5.07	Maintenance of Property 60

Section 5.08	Agreement to Pledge. 61

Section 5.09	Use of Proceeds. 61

Section 5.10	Title Evidence 61

Section 5.11	Further Assurances; Cure of Title Defects. 61

Section 5.12	Post-Closing Covenant 62

ARTICLE VI	NEGATIVE COVENANTS 62

Section 6.01	Liens, Etc 62

Section 6.02	Debts, Guaranties, and Other Obligations 64

Section 6.03	Agreements Restricting Liens and Distributions. 65

Section 6.04	Merger or Consolidation; Asset Sales; Issuance of Securities: 65

Section 6.05	Restricted Payments. 67

Section 6.06	Investments 67

Section 6.07	Affiliate Transactions 68

Section 6.08	Compliance with ERISA. 68

Section 6.09	Sale-and-Leaseback 69

Section 6.10	Change of Business. 69

Section 6.11	Organizational Documents, Name Change 69

Section 6.12	Use of Proceeds; Letters of Credit 69

Section 6.13	Gas Imbalances, Take-or-Pay or Other Prepayments 69

Section 6.14	Limitation on Hedging 69

Section 6.15	Additional Subsidiaries. 70

Section 6.16	Account Payables. 70

Section 6.17	Amendments and Redemptions of Senior Unsecured Debt. 70

Section 6.18	Non-Guarantor Subsidiaries. 70

Section 6.19	Current Ratio 71

Section 6.20	Leverage Ratio 71

Section 6.21	Interest Coverage Ratio. 71

ARTICLE VII    EVENTS OF DEFAULT; REMEDIES    71

Section 7.01	Events of Default: 71

Section 7.02	Optional Acceleration of Maturity, 73

Section 7.03	Automatic Acceleration of Maturity 74

Section 7.04	Right of Set-off 74

Section 7.05	Non-exclusivity of Remedies. 75

Section 7.06	Application of Proceeds 75

ARTICLE VIII	THE ADMINISTRATIVE AGENT AND THE ISSUING LENDERS 75

Section 8.01	Authorization and Action. 75

Section 8.02	Administrative Agent's Reliance, Etc 75

Section 8.03	The Administrative Agent and Its Affiliates 76

Section 8.04	Lender Credit Decision 76

Section 8.05	Indemnification 76

Section 8.06	Successor Administrative Agent and Issuing Lenders. 77

Section 8.07	Additional Agents 78

Section 8.08	Collateral Matters. 78

ARTICLE IX	MISCELLANEOUS 78

Section 9.01	Amendments, Etc. 78

Section 9.02	Notices, Etc 79

Section 9.03	No Waiver; Remedies. 79

Section 9.04	Costs and Expenses 79

Section 9.05	Binding Effect 80

Section 9.06	Lender Assignments and Participations. 80

Section 9.07	Indemnification; Waiver of Damages. 82

Section 9.08	Execution in Counterparts 84

Section 9.09	Survival of Representations, Etc 84

Section 9.10	Severability 84

Section 9.11	Business Loans 84

Section 9.12	Governing Law; Submission to Jurisdiction. 84

Section 9.13	Confidentiality 85

Section 9.14	Restatement 85

Section 9.15	WAIVER OF JURY TRIAL 86

Section 9.16	USA Patriot Act 86

Section 9.17	Obligations as Senior Indebtedness; Senior Secured Debt 86

Section 9.18	Notices of Swap Counterparty 86

Section 9.19	Notices of Treasury Management Bank 86

Section 9.20	ORAL AGREEMENTS 86

SCHEDULES:
Schedule I        -    Pricing Grid
Schedule II        -    Borrower, Administrative Agent, and Lender Information
Schedule 4.01        -    Subsidiaries
Schedule 4.05        -    Existing Debt
Schedule 4.20        -     Hedging Agreements
Schedule 4.21        -    Material Agreements
Schedule 6.01        -    Existing Liens
Schedule 6.06        -    Existing Investments

EXHIBITS:

Exhibit A	- Form of Assignment and Acceptance

Exhibit B	- Form of Compliance Certificate
Exhibit C        -    Form of Guaranty
Exhibit D        -    Form of Mortgage

Exhibit E	- Form of Note

Exhibit F	- Form of Notice of Borrowing

Exhibit G	- Form of Notice of Conversion or Continuation
Exhibit H        -    Form of Pledge Agreement
Exhibit I        -    Form of Security Agreement

Exhibit J	- Form of Transfer Letters

Exhibit K-1	- Form of Borrower's Counsel Opinion
Exhibit K-2        -    Form of Borrower's Local Counsel Opinion

FOURTH AMENDED AND RESTATED
CREDIT AGREEMENT
THIS FOURTH AMENDED AND RESTATED CREDIT AGREEMENT dated as of June 20, 2012 is among CALLON PETROLEUM COMPANY, a Delaware corporation ("Borrower"), the Lenders (as defined below), REGIONS BANK, an Alabama banking corporation (“Regions”), as administrative agent for such Lenders (in such capacity, the “Administrative Agent”), and as an issuing lender for such Lenders (in such capacity, the “Issuing Lender”).
RECITALS
A.    The Borrower is party to that certain Third Amended and Restated Credit Agreement dated as of January 29, 2010, among the Borrower, the lenders party thereto, Administrative Agent and Issuing Lender, as amended by that certain First Amendment to Third Amended and Restated Credit Agreement dated as of November 12, 2010 and by that certain Second Amendment to Third Amended and Restated Credit Agreement dated as of May 9, 2011 (as so amended, the "Existing Agreement").
B.    In order to secure the full and punctual payment and performance of the obligations under the Existing Agreement, the Borrower and the Guarantors (as defined in the Existing Agreement) have executed and delivered mortgages, deeds of trust, collateral assignments, security agreements, pledge agreements and financing statements in favor of the Administrative Agent (collectively, the "Existing Security Instruments") granting a mortgage lien and continuing security interest in and to the collateral described in such Existing Security Instruments.
C.    The Borrower, the Administrative Agent, the Issuing Lender and the Lenders desire to (i) amend and restate (but not extinguish) the Existing Agreement in its entirety as hereinafter set forth through the execution of this Agreement and (ii) have the obligations of the Borrower hereunder continue to be secured by the liens and security interests created under the Existing Security Instruments.
D.    It is the intention of the parties hereto that this Agreement is an amendment and restatement of the Existing Agreement, and is not a new or substitute credit agreement or novation of the Existing Agreement.
E.    The purpose of the credit facility provided under this Agreement is to provide funds (a) to finance the acquisition, exploration, development, maintenance and production of Oil and Gas Properties, and (b) for other working capital and general corporate purposes.
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Borrower, the Administrative Agent, the Issuing Lenders, and the Lenders (i) do hereby agree that the Existing Agreement is amended and restated (but not substituted or extinguished) in its entirety as set forth herein, and (ii) do hereby further agree as follows:
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS
Section 1.01    Certain Defined Terms. As used in this Agreement, the term defined above shall have the meaning set forth therein and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"2016 Senior Notes" means the 13% Senior Notes due September 15, 2016, issued by the Borrower under the 2016 Senior Notes Indenture, as modified, renewed, or supplemented from time to time to the extent permitted under this Agreement.
"2016 Senior Notes Indenture" means the Indenture dated November 24, 2009, between the Borrower and American Stock Transfer & Trust Company, as trustee, as modified, renewed, or supplemented from time to time to the extent permitted under this Agreement.
"Acceptable Security Interest" in any Property means a Lien which (a) exists in favor of the Administrative Agent for the benefit of the Secured Parties, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby other than Permitted Subject Liens, (c) secures the Obligations, and (d) is perfected and enforceable.
“Accounting Change” means a change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, the Public Company Oversight Board (United States), or, if applicable, the SEC.
"Acquisition" means the purchase by the Borrower or any of its Subsidiaries of any Oil and Gas Properties or any business, including the purchase of associated assets, operations of a business unit, or stock (or other ownership interests) of a Person.
"Adjusted Reference Rate" means, for any day, the fluctuating rate per annum of interest equal to the greatest of (a) the Reference Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of 1%, and (c) the One-Month LIBOR in effect on such day plus 1%. Any change in the Adjusted Reference Rate due to a change in the Reference Rate, Eurodollar Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Reference Rate, Eurodollar Rate or the Federal Funds Rate.
"Administrative Agent" means Regions Bank, in its capacity as agent pursuant to Article VIII, and any successor agent pursuant to Section 8.06.
"Administrative Questionnaire" means an administrative questionnaire in a form supplied by the Administrative Agent or such other form provided by a Lender and acceptable to the Administrative Agent.
"Advance" means an advance by a Lender to the Borrower pursuant to Section 2.01(a) as part of a Borrowing and refers to a Reference Rate Advance or a Eurodollar Rate Advance.
"Affiliate" means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term "control" (including the terms "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of a Control Percentage, by contract, or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to be controlled by another Person if such other Person possesses, directly or indirectly, the power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.
"Agreement" means this Fourth Amended and Restated Credit Agreement, as the same may be amended, supplemented, and otherwise modified from time to time.

"Applicable Margin" means, with respect to any Advance, (a) during such times as any Event of Default exists, two percent (2.0%) per annum plus the rate per annum set forth in the Pricing Grid for the relevant Type of such Advance based on the present Utilization Level applicable from time to time, and (b) at all other times, the rate per annum set forth in the Pricing Grid for the relevant Type of such Advance based on the relevant Utilization Level applicable from time to time. The Applicable Margin for any Advance shall change when and as the relevant Utilization Level changes and when and as any such Event of Default commences or terminates.
"Applicable Percentage" with respect to the Facility and to any Lender, (i) the ratio (expressed as a percentage) of such Lender's Commitment at such time to the aggregate Commitments of the Lenders at such time, (ii) if the Commitments have been terminated or expired, the ratio (expressed as a percentage) of such Lender's aggregate outstanding Advances at such time to the total outstanding Advances at such time, or (iii) if no Advances are then outstanding, then "Applicable Percentage" shall mean the "Applicable Percentage" most recently in effect, after giving pro forma effect to any Assignment and Acceptances.
"Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of the attached Exhibit A.
"Borrower's" Account" means Account No. 0206201438 maintained by the Borrower with the Administrative Agent.
"Borrowing" means a borrowing consisting of simultaneous Advances of the same Type made by each Lender pursuant to Section 2.03(a), continued by each Lender pursuant to Section 2.03(b), or Converted by each Lender to Advances of a different Type pursuant to Section 2.03(b).
"Borrowing Base" means at any particular time, the Dollar amount determined as the "Borrowing Base" in accordance with Section 2.02 on account of Proven Reserves attributable to Borrowing Base Properties of the Borrower and the Guarantors subject to an Acceptable Security Interest (to the extent required under Section 5.08) and described in the most recent Independent Engineering Report or Internal Engineering Report, as applicable, delivered to the Administrative Agent and the Lenders pursuant to Section 2.02.
"Borrowing Base Properties" means those Oil and Gas Properties of Borrower and the Guarantors elected by the Borrower to be evaluated for Borrowing Base purposes and included in the most recent Engineering Report delivered to the Lenders under this Agreement and are evaluated by Lenders for purposes of establishing the Borrowing Base then in effect.
"Borrowing Base Utilization Percentage" means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of (i) the aggregate outstanding amount of Advances and (ii) the Letter of Credit Exposure on such day, and the denominator of which is the Borrowing Base in effect on such day.
"Business Day" means a day of the year on which banks are not required or authorized to close in Atlanta, Georgia, and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on by banks in the London interbank market.
"Capital Leases" means, as applied to any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

"Cash Collateral Account" means a special interest bearing cash collateral account pledged by the Borrower to the Administrative Agent containing cash deposited pursuant to Sections 2.05(b), 7.02(b), or 7.03(b) to be maintained with Administrative Agent in accordance with Section 2.07(g) and bear interest or be invested in the Administrative Agent's reasonable discretion.
"Cash Collateralize" means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lender or Lenders, as collateral for Obligations, as applicable, or the obligations of Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.
"Change in Control" means the occurrence of any of the following events: (a) any Person or two or more Persons, other than the Borrower or any Affiliate of the Borrower, acting as a group shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act, and including holding proxies to vote for the election of directors other than proxies held by the Borrower's management or their designees to be voted in favor of persons nominated by the Borrower's Board of Directors) of 40% or more of the outstanding voting securities of the Borrower, measured by voting power (including both ordinary shares and any preferred stock or other equity securities entitling the holders thereof to vote with the holders of common stock in elections for directors of the Borrower), (b) the Borrower shall fail beneficially to own, directly or indirectly, 100% of the outstanding shares of voting capital stock of any of its Subsidiaries on a fully-diluted basis except pursuant to a sale or other transaction permitted by this Agreement, or (c) 50% or more of the directors of the Borrower shall consist of Persons not nominated by the Borrower's Board of Directors (not including as Board nominees any directors which the Board is obligated to nominate pursuant to shareholders agreements, voting trust arrangements or similar arrangements).
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
"Closing Date" means the date on which all of the conditions precedent to effectiveness of this Agreement set forth in Section 3.01 shall have been satisfied by the Borrower or waived in writing by the Lenders.
"Code" means the Internal Revenue Code of 1986, as amended, and any successor statute.

"Collateral" means (a) all "Collateral", "Pledged Collateral" and "Mortgaged Properties" (as defined in each of the Mortgages, the Security Agreements, and the Pledge Agreement, as applicable) or similar terms used in the Security Instruments, and (b) all amounts contained in the Borrower's and its Subsidiaries' (other than those of any Non-Guarantor Subsidiary's) bank accounts (other than funds held for third parties); provided that, notwithstanding the foregoing, none of the Borrower's or any of its Subsidiaries' ownership interest in and to Medusa Spar, LLC shall constitute "Collateral."
"Commitment" means, for any Lender, the amount set opposite such Lender's name on the Schedule II as its Commitment, or if such Lender has entered into any Assignment and Acceptance, as set forth for such Lender as its Commitment in the Register maintained by the Administrative Agent pursuant to Section 9.06(c), as such amount may be reduced or terminated pursuant to Section 2.04 or Article VII or otherwise under this Agreement, and "Commitments" shall mean all such Commitments collectively. The aggregate Commitments on the date of this Agreement are Two Hundred Million Dollars ($200,000,000.00).
"Commitment Fee Rate" means the per annum commitment fee rate set forth on the Pricing Grid applicable from time to time. The Commitment Fee Rate shall change when and as the relevant Utilization Level changes.
"Commitment Termination Date" means the earlier of (a) the Maturity Date and (b) the earlier termination in whole of the Commitments pursuant to Section 2.04 or Article VII.
"Compliance Certificate" means a compliance certificate in the form of the attached Exhibit B signed by a Responsible Officer of the Borrower.
"Control Percentage" means, with respect to any Person, the percentage of the outstanding Equity Interest (including any options, warrants or similar rights to purchase such Equity Interest) of such Person having ordinary voting power which gives the direct or indirect holder of such Equity Interest the power to elect a majority of the board of directors (or other applicable governing body) of such Person.
"Controlled Group" means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.
"Convert," "Conversion," and "Converted" each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.03(b).
"CPOC" means Callon Petroleum Operating Company, a Delaware corporation.
"Credit Extensions" means (a) an Advance made by any Lender, and (b) the issuance, increase or extension of any Letter of Credit by any Issuing Lender.
"Debt," for any Person, means without duplication:
(a)    indebtedness of such Person for borrowed money;
(b)    obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c)    obligations of such Person to pay the deferred purchase price of Property or services (including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person to the extent of the fair market value of such assets, but excluding trade accounts payable);
(d)    obligations of such Person (i) as lessee under Capital Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP and (ii) in respect of synthetic leases;
(e)    reimbursement obligations of such Person (whether contingent or otherwise) under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing;
(f)    obligations of such Person under any Hedge Contract;
(g)    obligations of such Person owing in respect of preferred stock or other preferred Equity Interests of such Person that is, in each case, mandatorily redeemable at the option of the holder at any time prior to the date which is two years after the Maturity Date;
(h)    any obligations of such Person owing in connection with any volumetric production prepayments or production prepayments;
(i)    obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above; and
(j)    indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) secured by any Lien on or in respect of any Property of such Person, to the extent of the value of such Property.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
"Default" means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would become an Event of Default.
"Default Rate" means a per annum rate equal to (a) in the case of principal of any Advance, the rate applicable to such Advance as provided in clause (a) of the definition of Applicable Margin in this Section 1.01, and (b) in the case of any other Obligation, 2.00% plus the non-default rate applicable to Reference Rate Advances as provided in Section 2.09(a).
“Defaulting Lender” means, subject to Section 2.16, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender's determination in good faith that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund an Advance hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16) upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Lender.
"Dollars" and "$" means lawful money of the United States of America.
"EBITDAX" means with respect to the Borrower and its consolidated Subsidiaries, for any period, without duplication, the sum of (a) consolidated Net Income for such period plus (b) to the extent deducted in determining consolidated Net Income, Interest Expense, taxes, exploration expenses, depreciation, amortization (including amortization of good will and debt issue costs), depletion and other non-cash charges for such period (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP and including non-cash charges resulting from the requirements of SFAS 133 or 143) for such period minus (c) all non-cash items of income, excluding volumetric production prepayments or production payments included in income, which were included in determining such consolidated Net Income (including non-cash income resulting from the requirements of SFAS 133 or 143), and any capitalized general and administrative expense; provided that, "EBITDAX" shall be subject to pro forma adjustments after giving effect to any Acquisition (but only to the extent such Acquisition was funded with proceeds from Debt issued by the Borrower which is otherwise permitted by the terms hereof) made by the Borrower or any of its consolidated Subsidiaries during the period beginning on the first day of the relevant four-quarter period and through the date of calculation, as if such Acquisition had occurred on the first day of such four-quarter period; provided further that (i) such pro forma adjustments shall be made in accordance with GAAP and in a manner otherwise reasonably acceptable to the Administrative Agent, (ii) the corresponding pro forma adjustments to the Borrower's consolidated Interest Expense is made for such four-quarter period, and (iii) promptly after the funding of such Acquisition, the Borrower shall have provided to the Administrative Agent a written notice of such Acquisition setting forth the details of such Acquisition, including the consideration paid therefor, the source of such consideration and a calculation of the pro forma adjustments to be made as a result of such Acquisition.
"Eligible Assignee" means (a) any Lender (other than a Defaulting Lender), (b) any Subsidiary or Affiliate of a Lender, and (c) any other Person (other than a natural Person) approved by the

Administrative Agent, the Issuing Lenders, and, if no Default or Event of Default exists, the Borrower; notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrower or any Affiliate or Subsidiary of the Borrower.
"Engineering Report" means either an Independent Engineering Report or an Internal Engineering Report.
"Environment" or "Environmental" shall have the meanings set forth in 42 U.S.C. 9601(8) (1988).
"Environmental Claim" means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.
"Environmental Law" means, as to the Borrower or its Subsidiaries, all Legal Requirements or common law theories applicable to the Borrower or such Subsidiary arising from, relating to, or in connection with the Environment, health, or safety, including CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous substances, medical infections, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous substances, medical infections, or toxic substances, materials or wastes.
"Environmental Liability" shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the Release of any Hazardous Substances or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
"Environmental Permit" means any permit, license, order, approval, registration or other authorization under any Environmental Law.
"Equity Interest" means, with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person, including any options, warrants or similar rights to purchase such Equity Interests.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated thereunder.
"ERISA Affiliate" means each member of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employee under Section 414 of the Code.

"Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time to time.
"Eurodollar Base Rate" means (a) in determining Eurodollar Rate for purposes of the "One Month LIBOR", the rate per annum for Dollar deposits quoted by the Administrative Agent as the inter-bank offered rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of the applicable Advances; provided that, the Administrative Agent may base its quotation of the inter-bank offered rate upon such offers or other market indicators of the inter-bank market as the Administrative Agent in its reasonable discretion deems appropriate including the rate determined under the following clause (b), and (b) in determining Eurodollar Rate for all other purposes, the rate per annum (rounded upward to the nearest whole multiple of 1/100th of 1%) equal to the interest rate per annum set forth on the Reuters Reference LIBOR1 page as the London Interbank Offered Rate, for deposits in Dollars at 11:00 a.m. (London, England time) two Business Days before the first day of the applicable Interest Period and for a period equal to such Interest Period; provided that, if such quotation is not available for any reason, then for purposes of this clause (b), Eurodollar Base Rate shall then be the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Advances being made, continued or converted by the Lenders and with a term equivalent to such Interest Period would be offered by the Administrative Agent's London Branch (or other branch or Affiliate of the Administrative Agent, or in the event that the Administrative Agent does not have a London branch, the London branch of a Lender chosen by the Administrative Agent) to major banks in the London or other offshore inter-bank market for Dollars at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
"Eurodollar Rate" means for purposes of determining the rate applicable for any Interest Period with respect to any Eurodollar Rate Advance and for purposes of determining the Adjusted Reference Rate, a rate per annum determined by the Administrative Agent (which determination shall be conclusive in the absence of manifest error) pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 - Eurodollar Rate Reserve Percentage

"Eurodollar Rate Advance" means an Advance which bears interest as provided in Section 2.09(b).
"Eurodollar Rate Reserve Percentage" means, as of any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities. The Eurodollar Rate for each outstanding Advance shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.
"Event of Default" has the meaning specified in Section 7.01.
"Excluded Contracts" has the meaning set forth in the Security Agreement.
"Expiration Date" means, with respect to any Letter of Credit, the date on which such Letter of Credit will expire or terminate in accordance with its terms.
"Existing Agreement" has the meaning specified in the recitals hereof.

"Facility" means, collectively, (a) the credit facility described in Section 2.01(a) and (b) the letter of credit subfacility provided by the Issuing Lender described in Section 2.07.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any regulations promulgated thereunder or official interpretations thereof.
"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
"Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any of its successors.
"Fee Letter" means that certain fee letter agreement dated May 7, 2012 from Regions Bank to the Borrower.
"Financial Statements" means the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of and for the fiscal year ending December 31, 2011 and the related audited consolidated statements of income, cash flow, and retained earnings of the Borrower and its consolidated Subsidiaries, and including the certification of the independent certified public accountants preparing such statements and footnotes to any of the foregoing, all prepared in accordance with GAAP, the copies of which have been delivered to the Administrative Agent and the Lenders.
"Fronting Exposure" means, at any time there is a Defaulting Lender or a Potential Defaulting Lender, with respect to the Issuing Lender, such Defaulting Lender's or Potential Defaulting Lender's Applicable Percentage of the outstanding Letter of Credit Obligations other than Letter of Credit Obligations as to which such Defaulting Lender's or Potential Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Funded Debt” means, with regards to any Person at any time, without duplication, Debt of such Person (a) of the type described in clauses (a), (b), (d), (e) and (h) of the definition of "Debt"; provided that Debt with respect to letters of credit referred to in clause (e) of such definition shall be considered "Funded Debt" only to the extent such letters of credit are drawn or funded, (b) of the type described in clause (f) of the definition of "Debt" to the extent such Debt is long term debt; provided that, the amount of such Debt considered to be "Funded Debt" is limited to the net mark to market value of such Hedge Contract, and (c) of the type described in clauses (i) and (j) of the definition of "Debt" to the extent that such guaranty covers, or such Lien secures, Debt of the type described in clauses (a) and (b) of this definition of "Funded Debt".
"GAAP" means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.03.
"Governmental Authority" means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority,

instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
"Guarantor" means each entity which may from time to time execute a Guaranty or a supplement to a Guaranty, including CPOC and each Subsidiary of the Borrower (other than each Non-Guarantor Subsidiary).
"Guaranty" means a Guaranty in substantially the form of the attached Exhibit C and executed by a Guarantor; and "Guaranties" shall mean all such guaranties collectively.
"Hazardous Substance" means the substances identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including pollutants, contaminants, petroleum, petroleum products, radionuclides, radioactive materials, and medical and infectious waste.
"Hazardous Waste" means the substances regulated as such pursuant to any Environmental Law.
"Hedge Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.
"Hydrocarbon Hedge Agreement" means a Hedge Contract which is intended to reduce or eliminate the risk of fluctuations in the price of Hydrocarbons.
"Hydrocarbons" means oil, gas, coal seam gas, coalbed methane, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.
"Independent Engineer" means any engineering firm selected by the Borrower and which is reasonably acceptable to the Administrative Agent.
"Independent Engineering Report" means a report, in form and substance satisfactory to the Administrative Agent, prepared by an Independent Engineer, addressed to the Administrative Agent and the Lenders and covering only the Borrowing Base Properties owned by the Borrower or a Guarantor (or to be acquired by the Borrower or any Guarantor, as applicable) which are or are to be included in the Borrowing Base, which report shall (a) set forth the oil and gas reserves attributable to such Borrowing Base Properties together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of the effective date of such report, based upon the pricing assumptions consistent with SEC reporting requirements at such time, and (b) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent.
"Interest Expense" means, for the Borrower and its consolidated Subsidiaries for any period, total interest, letter of credit fees, and other fees and related expenses incurred in connection with any Debt for such period, whether paid or accrued, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, imputed interest under Capital Leases, and net costs under Interest Hedge Agreements, all as determined in conformity with GAAP; provided that, "Interest Expense" shall be subject to pro forma adjustments after giving effect to any Acquisition (but only to the extent such Acquisition was funded with proceeds from Debt issued by the Borrower which is otherwise permitted by the terms hereof) made by the Borrower or any of its consolidated Subsidiaries during the period beginning on the first day of the relevant four-quarter period and through the date of calculation, as if such Acquisition had occurred on the first day of such four-quarter period; provided further that (i) such pro forma adjustments shall be made in accordance with GAAP and in a manner otherwise reasonably acceptable to the Administrative Agent, (ii) the corresponding pro forma adjustments to the Borrower's consolidated EBITDAX is made for such four-quarter period, and (iii) prior to the funding of such Acquisition, the Borrower shall have provided to the Administrative Agent a written notice of such Acquisition setting forth the details of such Acquisition, including the consideration expected to be paid therefor, the source of such consideration and a calculation of the pro forma adjustments to be made as a result of such Acquisition.
"Interest Hedge Agreement" means a Hedge Contract between the Borrower or one of its Subsidiaries and one or more financial institutions providing for the exchange of nominal interest obligations between the Borrower or such Subsidiary and such financial institution or the cap of the interest rate on any Debt of the Borrower or such Subsidiary.
"Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Reference Rate Advance into a Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.03 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.03. The duration of each such Interest Period shall be one, two, three or six months, in each case as the Borrower may, upon notice received by the Administrative Agent not later than 12:00 p.m. Jackson, Mississippi, time on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
(a)    the Borrower may not select any Interest Period which ends after the Commitment Termination Date;
(b)    Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;
(c)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and

(d)    any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month.
"Interim Financial Statements" means the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of March 31, 2012 and the related unaudited consolidated statements of income, cash flow, and retained earnings of the Borrower and its consolidated Subsidiaries, and including the certification of a Responsible Officer of the Borrower, all prepared in accordance with GAAP, the copies of which have been delivered to the Administrative Agent and the Lenders.
"Internal Engineering Report" means a report, in form and substance satisfactory to the Administrative Agent, prepared by the Borrower and certified by a Responsible Officer of the Borrower, addressed to the Administrative Agent and the Lenders and covering only the Borrowing Base Properties owned by the Borrower or any Guarantor (or to be acquired by the Borrower or any Guarantor, as applicable) which are or are to be included in the Borrowing Base, which report shall (a) set forth the oil and gas reserves attributable to such Borrowing Base Properties together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of the effective date of such report, based upon the pricing assumptions consistent with SEC reporting requirements at such time, and (b) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent.
"Investments" has the meaning set forth in Section 6.06.
"Issuing Lender" means (a) Regions Bank, in its capacity as an issuer of Letters of Credit hereunder, (b) any other Lender designated in writing, from time to time, to the Administrative Agent by the Borrower (and consented to by such Lender) as an issuer of Letters of Credit, in its capacity as an issuer of Letters of Credit hereunder, and (c) any successor issuing bank pursuant to Section 8.06.
"Leases" means all oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases or any other instruments, agreements, or conveyances under and pursuant to which the owner thereof has or obtains the right to enter upon lands and explore for, drill, and develop such lands for the production of Hydrocarbons.
"Legal Requirement" means, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including Regulations D, T, U, and X, which is applicable to such Person.
"Lender Parties" means the Lenders, the Issuing Lender and the Administrative Agent.
"Lenders" means the lenders listed on the signature pages of this Agreement and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 9.06.
"Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
"Letter of Credit" means, individually, any letter of credit issued by any Issuing Lender for the account of the Borrower in connection with the Commitments and which is subject to this Agreement, and "Letters of Credit" means all such letters of credit collectively.

"Letter of Credit Application" means the applicable Issuing Lender's standard form letter of credit application for letters of credit that has been executed by the Borrower and accepted by such Issuing Lender in connection with the issuance of a Letter of Credit.
"Letter of Credit Documents" means all Letters of Credit, Letter of Credit Applications, and agreements, documents, and instruments entered into in connection with or relating thereto.
"Letter of Credit Exposure" means, at any time, the sum of (a) the aggregate undrawn maximum face amount of all Letters of Credit at such time plus (b) the aggregate unpaid amount of all Reimbursement Obligations at such time.
"Letter of Credit Obligations" means any obligations of the Borrower under this Agreement in connection with the Letters of Credit, including the Reimbursement Obligations.
"Letter of Credit Sublimit" means, as of any date of determination, an amount equal to the greater of (a) $10,000,000 and (b) ten percent (10%) of the Borrowing Base in effect at such time.
"Lien" means any mortgage, lien, pledge, assignment, charge, deed of trust, security interest, hypothecation, preference, deposit arrangement or encumbrance (or other type of arrangement having the practical effect of the foregoing) to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, synthetic lease, Capital Lease, or other title retention agreement).
"Liquid Investments" means:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States or any agency thereof maturing within one year from the date of any acquisition thereof;
(b)    (i) negotiable or nonnegotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within one year from the date of acquisition thereof or which may be liquidated for the full amount thereof without penalty or premium ("bank debt securities"), issued by (A) any Lender (or any Affiliate of any Lender), or (B) any other bank or trust company so long as such certificate of deposit is pledged to secure the Borrower's or any Subsidiaries' ordinary course of business bonding requirements, or any other bank or trust company which has combined capital and surplus and undivided profit of not less than $500,000,000.00, if at the time of deposit or purchase, such bank debt securities are rated at least the third highest credit rating given by either Standard & Poor's Ratings Group or Moody's Investors Service, Inc., and (ii) commercial paper issued by (A) any Lender (or any Affiliate of any Lender) or (B) any other Person if at the time of purchase such commercial paper is rated at the highest or the second highest credit rating given by either Standard & Poor's Ratings Group or Moody's Investors Service, Inc., or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower with the consent of the Required Lenders;
(c)    deposits in money market funds investing exclusively in investments described in clauses (a) and (b) above;
(d)    repurchase agreements relating to investments described in clauses (a) and (b) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital and surplus and undivided profit of not less than $500,000,000.00, if at the time of entering into such agreement the debt securities of such Person are rated at the highest or the second highest credit rating given by either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.; and
(e)    such other instruments (within the meaning of Article 9 of the Texas Business and Commerce Code) or investment property as the Borrower may request and the Administrative Agent may approve in writing.
"Loan Documents" means this Agreement, the Notes, the Letter of Credit Documents, the Guaranties, the Security Instruments, the Fee Letter, and each other agreement, instrument, or document executed by the Borrower, any Guarantor, or any of their respective Subsidiaries or any of their officers at any time in connection with this Agreement.
"Material Adverse Change" means (a) a material adverse change in the business, assets (including the Oil and Gas Properties of the Borrower, any Guarantor or any of their respective Subsidiaries), condition (financial or otherwise), results of operations or prospects of the Borrower, any Guarantor or any of their respective Subsidiaries, taken as a whole, since the date of the Financial Statements or the financial statements most recently delivered pursuant to Section 5.06(a); provided that the failure to receive a return on any Investment described in Section 6.06(g) taken alone shall not constitute a "Material Adverse Change" under this clause (a), or (b) a material adverse effect on the Borrower's, or any Guarantor's or any of their respective Subsidiary's ability to perform its obligations under this Agreement, any Note, any Guaranty, or any other Loan Document.
"Maturity Date" means July 31, 2014.
"Maximum Exposure Amount" means, at any time for each Lender, the sum of (a) the unfunded Commitment held by such Lender at such time plus (b) the aggregate unpaid principal amount of the Advances held by such Lender at such time plus (c) the aggregate amount of such Lender's risk participation and funded participation in the Letter of Credit Exposure (including any such Letter of Credit Exposure that has been reallocated pursuant to Section 2.16).
"Maximum Rate" means the maximum nonusurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including if required by such laws, certain fees and other costs).
"Mortgages" means, collectively, each of the mortgage or deed of trust executed by any one or more of the Borrower, a Guarantor or any of their respective Subsidiaries in favor of the Administrative Agent for the ratable benefit of the Secured Parties in substantially the form of the attached Exhibit D or such other form as may be requested by the Administrative Agent, in each case as the same may be amended, modified, restated or supplemented from time-to-time, together with any assumptions or assignments of the obligations thereunder by the Borrower, any Guarantor or any of their respective Subsidiaries, and "Mortgages" shall mean all of such Mortgages collectively.
"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.
"Net Income" means, with respect to the Borrower and its consolidated Subsidiaries, for any period, the net income for such period after taxes, as determined in accordance with GAAP, excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (ii) any write-up or write-down of assets and (b) the cumulative effect of any change in GAAP.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
"Non-Guarantor Subsidiaries" means, collectively, Callon Offshore Production, Inc. and Mississippi Marketing, Inc.
"Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of the attached Exhibit E, evidencing indebtedness of the Borrower to such Lender resulting from Advances owing to such Lender.
"Notice of Borrowing" means a notice of borrowing in the form of the attached Exhibit F signed by a Responsible Officer of the Borrower.
"Notice of Conversion or Continuation" means a notice of conversion or continuation in the form of the attached Exhibit G signed by a Responsible Officer of the Borrower.
"Obligations" means (a) all principal, interest, fees, reimbursements, indemnifications, and other amounts payable by the Borrower, any Guarantor or any of their respective Subsidiaries to the Administrative Agent, the Issuing Lenders or the Lenders under the Loan Documents, including the Letter of Credit Obligations, (b) all Treasury Management Obligations, and (c) all obligations of the Borrower or any Guarantor owing to any Swap Counterparty under any Hedge Contract; provided that, (i) when any Swap Counterparty assigns or otherwise transfers any interest held by it under any Hedge Contract to any other Person pursuant to the terms of such agreement, the obligations thereunder shall constitute Obligations only if such assignee or transferee is also then a Lender or an Affiliate of a Lender and (ii) if a Swap Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, obligations owing to such Swap Counterparty shall be included as Obligations only to the extent such obligations arise from transactions under such Hedge Contracts that were (x) entered into at the time such Swap Counterparty was a Lender hereunder or an Affiliate of a Lender hereunder or (y) in existence on the date of this Agreement so long as such Swap Counterparty was a Lender hereunder or an Affiliate of a Lender on the date of this Agreement, in each case, without giving effect to any extension, increases, or modifications thereof which are made after such Swap Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder.
"OFAC" means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
"Oil and Gas Properties" means fee mineral interests, term mineral interests, Leases, subleases, farm-outs, royalties, overriding royalties, net profit interests, carried interests, production payments, back-in interests and reversionary interests and similar mineral interests, and all unsevered and unextracted Hydrocarbons in, under, or attributable to such oil and gas Properties and interests.
"One Month LIBOR" means, for any day, the rate of interest equal to the Eurodollar Rate then in effect for delivery of funds for a one (1) month period.
"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
"Permit" means any approval, certificate of occupancy, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority, including an Environmental Permit.
"Permitted Liens" means the Liens permitted to exist pursuant to Section 6.01.

"Permitted Subject Liens" means the Liens permitted under paragraphs (b), (c), (d), (e), (f), (g), (h), (i), (j) and (k) of Section 6.01.
"Person" (whether or not capitalized) means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, limited liability partnership, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.
"Plan" means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.
"Pledge Agreement" means a Pledge Agreement in substantially the form of the attached Exhibit H, executed by the Borrower, any Guarantor or any of their respective Subsidiaries, as the same may be amended, modified, restated or supplemented from time to time.
"Potential Defaulting Lender” means, at any time, a Lender (i) as to which the Administrative Agent has notified the Borrower that an event of the kind referred to in clause (d) of the definition of “Defaulting Lender” has occurred in respect of any financial institution affiliate of such Lender, or (ii) as to which the Administrative Agent or Issuing Lender has in good faith determined and notified the Borrower and, in the case of any good faith determination and notification made by the Issuing Lender), the Administrative Agent, that such Lender or its direct or indirect parent company or a financial institution affiliate thereof has notified the Administrative Agent or Issuing Lender, or has stated publicly, that it will not comply with its funding obligations under any other loan agreement or credit agreement or other similar financing agreement. Any determination that a Lender is a Potential Defaulting Lender under any of clauses (i) or (ii) above will be made by the Administrative Agent or, in the case of clause (ii), the Issuing Lender, in its sole discretion acting in good faith.
"Pricing Grid" means the pricing information set forth in Schedule I.
"Pro Rata Share" means, with respect to any Lender, (a) with respect to amounts owing under the Commitments, (i) if such Commitments have not been canceled, the ratio (expressed as a percentage) of such Lender's uncancelled Commitment at such time to the aggregate uncancelled Commitments at such time, or (ii) if the aggregate Commitments have been terminated, the ratio as determined pursuant to the preceding clause (i) immediately prior to such termination or (b) with respect to amounts owing generally under this Agreement and the other Loan Documents, the ratio (expressed as a percentage) of aggregate Commitments of such Lender to the aggregate Commitments of all the Lenders (or if such Commitments have been terminated, the ratio (expressed as a percentage) of Credit Extensions owing to such Lender to the aggregate Credit Extensions owing to all such Lenders).
"Property" of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.
"Proven Reserves" means, at any particular time, the estimated quantities of Hydrocarbons which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs attributable to Oil and Gas Properties under then existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made).
"Reference Rate" means a fluctuating interest rate per annum as shall be in effect from time to time equal to the rate of interest publicly announced by Regions Bank, as its reference rate, whether or not the Borrower has notice thereof.

"Reference Rate Advance" means an Advance which bears interest as provided in Section 2.09(a).
"Register" has the meaning set forth in paragraph (c) of Section 9.06.
"Regulations D, T, U, and X" mean Regulations D, T, U, and X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
"Reimbursement Obligations" means all of the obligations of the Borrower to reimburse the Issuing Lenders for amounts paid by the applicable Issuing Lender under Letters of Credit as established by the Letter of Credit Applications and Section 2.07(d).
"Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person.
"Release" shall have the meaning set forth in CERCLA or under any other Environmental Law.
"Required Lenders" means, at any time, Lenders holding at least 66⅔% of the Commitments or, if the Commitments have been terminated, the outstanding principal amount of the Advances and Letter of Credit Exposure; provided that (i) the Maximum Exposure Amount of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders unless all Lenders are Defaulting Lenders, and (ii) for purposes of this definition, Letter of Credit Exposure which is not reallocated or Cash Collateralized in accordance with Section 2.16 shall be deemed to be held by the Lender that is the Issuing Lender.
"Response" shall have the meaning set forth in CERCLA or under any other Environmental Law.
"Responsible Officer" means (a) with respect to any Person that is a corporation, such Person's Chief Executive Officer, President, Chief Financial Officer, Treasurer or Vice President, (b) with respect to any Person that is a limited liability company, a manager or a Responsible Officer of such Person's managing member or manager, and (c) with respect to any Person that is a general partnership or a limited liability partnership, the Responsible Officer of such Person's general partner or partners.
"Restricted Payment" means, with respect to any Person, (a) any direct or indirect dividend or distribution (whether in cash, securities or other Property) or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) in consideration for or otherwise in connection any Equity Interest of such Person, including any retirement, purchase, redemption or other acquisition of such Equity Interest, or any options, warrants or rights to purchase or acquire any such Equity Interest or (b) principal or interest payments (in cash, Property or otherwise) on, or redemptions of, subordinated debt of such Person; provided that, the term "Restricted Payment" shall not include any dividend or distribution payable solely in Equity Interests of the Borrower or warrants, options or other rights to purchase such Equity Interests.
"Sanctioned Entity" means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.
"Sanctioned Person" means a person named on the list of Specially Designated Nationals maintained by OFAC.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
"Secured Parties" means the Administrative Agent, the Issuing Lenders, the Lenders, each Treasury Management Bank and the Swap Counterparties.
"Security Agreements" means the Security Agreements, each in substantially the form of the attached Exhibit I, executed by the Borrower, any Guarantor or any of their respective Subsidiaries as the same may be amended, modified, or supplemented from time to time.
"Security Instruments" means, collectively: (a) the Mortgages, (b) the Transfer Letters, (c) the Pledge Agreement, (d) the Security Agreements, (e) each other agreement, instrument or document executed by the Borrower, any Guarantor or any of their respective Subsidiaries at any time in connection with the Pledge Agreement, the Security Agreements, or the Mortgages, (f) each agreement, instrument or document executed by the Borrower, any Guarantor or any of their respective Subsidiaries in connection with the Cash Collateral Account, and (g) each other agreement, instrument or document executed by the Borrower, any Guarantor or any of their respective Subsidiaries at any time in connection with securing the Obligations.
“Senior Unsecured Debt” means the 2016 Senior Notes and any other Debt permitted under Section 6.02(e).
“Senior Unsecured Debt and Preferred Equity Charges” means, with regards to any Debt permitted under Section 6.02(e) and preferred Equity Interests issued pursuant to Section 6.04(c) at any time and without duplication, the sum of (a) to the extent paid or payable in cash and treated as interest expense in accordance with GAAP, (i) all scheduled payments of interest paid or payable by the Borrower or any Subsidiary with respect to such Debt (including capitalized interest expense), (ii) all fees and other charges paid or payable by the Borrower or any Subsidiary with respect to such Debt, and (iii) all discounts and premium payments with respect to such Debt, in each case, paid or payable by the Borrower or any Subsidiary, (b) all scheduled payments of principal paid or payable by the Borrower or any Subsidiary with respect to such Debt and (c) all cash Restricted Payments (including fees, cash charges and cash dividends with respect thereto and cash redemptions thereof) made by the Borrower with respect to such preferred Equity Interests. For purposes of this definition and this Agreement, any charges of the type described in clauses (a), (b) or (c) above that are accrued or incurred during any calendar quarter shall be deemed to be payable during such calendar quarter.
"Solvent" means, with respect to any Person as of the date of any determination, that on such date (a) the fair value of the Property of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's Property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Subsidiary" of a Person means any corporation or other entity of which more than 50% of the outstanding Equity Interests having ordinary voting power under ordinary circumstances to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether at such time Equity Interests of any other class or classes of such corporation or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person. Unless otherwise indicated herein, each reference to the term "Subsidiary" shall mean a Subsidiary of the Borrower.
"Swap Counterparty" means any counterparty to a Hedge Contract with the Borrower or any Guarantor; provided that, (i) with respect to any Hedge Contract existing on the date hereof, such counterparty is a Lender or an Affiliate of a Lender on the date hereof and (ii) with respect to any Hedge Contract entered into after the date hereof, such counterparty is a Lender or an Affiliate of a Lender on such date.
"Termination Event" means (a) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30‑day notice to the PBGC under such regulations), (b) the withdrawal of the Borrower or any of its Affiliates from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.
"Transfer Letters" means, collectively, the letters in lieu of transfer orders in substantially the form of the attached Exhibit J and executed by the Borrower, any Guarantor or any of their respective Subsidiaries executing a Mortgage, as each of the same may be amended, modified or supplemented from time-to-time.
“Treasury Management Agreement” means any agreement governing the provision of Treasury Management Services.
“Treasury Management Bank” means (a) any Person that is a Lender or an Affiliate of a Lender at the time that it becomes a party to a Treasury Management Agreement with the Borrower or any Subsidiary and (b) any Lender on the Closing Date or Affiliate of such Lender that is a party to a Treasury Management Agreement with the Borrower or any Subsidiary in existence on the Closing Date.
"Treasury Management Obligations" means any and all obligations of the Borrower or any Subsidiary owing to a Treasury Management Bank, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Treasury Management Services.
“Treasury Management Services” means treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, commercial credit cards, purchasing cards, cardless e-payable services, debit cards, stored value cards, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.
"Type" has the meaning set forth in Section 1.04.
“United States” or “U.S.” means the United States of America.

"Unused Commitment Amount" means, with respect to a Lender at any time, the lesser of (a) such Lender's Commitment at such time and (b) such Lender's Pro Rata Share of the Borrowing Base then in effect at such time minus, in each case, the sum of (i) the aggregate outstanding principal amount of all Advances owed to such Lender at such time plus (ii) such Lender's Pro Rata Share of the aggregate Letter of Credit Exposure at such time.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
"Utilization Level" means the applicable category (being Level I, Level II, or Level III) of pricing criteria contained in Schedule I, which is based, at any time of its determination, on the percentage obtained by dividing (a) the outstanding principal amount of the Advances and the Letter of Credit Exposure at such time by (b) the lesser of (i) the Commitments and (ii) the Borrowing Base in effect at such time.
Section 1.02    Computation of Time Periods. In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".
Section 1.03    Accounting Terms; Changes in GAAP. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof) be prepared, in accordance with GAAP applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Lenders hereunder (which prior to the delivery of the first financial statements under Section 5.06, shall mean the Financial Statements). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with that used in the preparation of the annual or quarterly financial statements furnished to the Lenders pursuant to Section 5.06 most recently delivered prior to or concurrently with such calculations (or, prior to the delivery of the first financial statements under Section 5.06, used in the preparation of the Financial Statements). In addition, all calculations and defined accounting terms used herein shall, unless expressly provided otherwise, when referring to any Person, where applicable, refer to such Person on a consolidated basis and mean such Person and its consolidated Subsidiaries. Notwithstanding the foregoing, if at any time any Accounting Change would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such Accounting Change (subject to the approval of the Borrower and the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such Accounting Change and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such Accounting Change.
Section 1.04    Types of Advances. Advances are distinguished by "Type." The "Type" of an Advance refers to the determination whether such Advance is a Eurodollar Rate Advance or Reference Rate Advance.
Section 1.05    Miscellaneous. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified and shall include all schedules and exhibits thereto unless otherwise specified. The words "hereof", "herein", and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "including" means "including, without limitation,". Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.
ARTICLE II

CREDIT FACILITIES
Section 2.01    Commitment for Advances.
(a)    Advances. Each Lender severally agrees, on the terms and conditions set forth in this Agreement (including, without limitation, the terms set forth in Section 3.01, 3.02 and 3.03), to make Advances to the Borrower from time to time on any Business Day during the period from the date of this Agreement until the Commitment Termination Date in an amount for each Lender not to exceed such Lender's Unused Commitment Amount. Each Borrowing shall, in the case of Borrowings consisting of Reference Rate Advances, be in an aggregate amount not less than $250,000 and in integral multiples of $100,000 in excess thereof, and in the case of Borrowings consisting of Eurodollar Rate Advances, be in an aggregate amount not less than $500,000 and in integral multiples of $100,000 in excess thereof, and in each case shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender's Commitment, and subject to the terms of this Agreement, the Borrower may from time to time borrow, prepay, and reborrow Advances.
(b)    Notes. The indebtedness of the Borrower to each Lender resulting from the Advances owing to such Lender shall be evidenced by a Note of the Borrower payable to the order of such Lender.
Section 2.02    Borrowing Base.
(a)    Borrowing Base. The initial Borrowing Base in effect as of Effective Date has been set by the Administrative Agent and the Lenders and acknowledged by the Borrower as Sixty Million Dollars ($60,000,000). Such initial Borrowing Base shall remain in effect until the next redetermination made pursuant to this Section 2.02. The Borrowing Base shall be determined in accordance with the standards set forth in Section 2.02(d) and is subject to periodic redetermination pursuant to Sections 2.02(b) and 2.02(c).
(b)    Calculation of the Borrowing Base.
(i)    The Borrower shall deliver to the Administrative Agent and each of the Lenders on or before each March 1, beginning March 1, 2013, an Independent Engineering Report dated effective as of the immediately preceding January 1, and such other information as may be reasonably requested by any Lender with respect to the Borrowing Base Properties included or to be included in the Borrowing Base. Upon receipt of such information, the Administrative Agent shall, in the normal course of business (but in any event within 30 days after receipt of such information), propose to the Lenders a new Borrowing Base (for purposes of this subsection, the "Proposed Borrowing Base"). After having received notice of such proposal, the Lenders shall have 14 days to agree or disagree with the Proposed Borrowing Base. If at the end of the 14 days, any Lender has not communicated its approval or disapproval to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If at the end of such 14 days, the Required Lenders (or all of the Lenders if the Borrowing Base is to be increased) have approved or have been deemed to have approved the Proposed Borrowing Base, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.02(b)(iii). To the extent that within such 14 day period the Administrative Agent has not received the requisite number of approvals from the Lenders, the requisite number of Lenders shall, within a reasonable period of time, agree on a new Borrowing Base.
(ii)    The Borrower shall deliver to the Administrative Agent and each Lender on or before each September 30, beginning September 30, 2012, an Internal Engineering Report dated effective as of the immediately preceding July 1, and such other information as may be reasonably requested by the Administrative Agent with respect to the Borrowing Base Properties included or to be included in the Borrowing Base. Upon receipt of such information, the Administrative Agent shall, in the normal course of business (but in any event within 30 days after receipt of such information), propose to the Lenders a new Borrowing Base (for purposes of this subsection, the "Proposed Borrowing Base"). After having received notice of such proposal, the Lenders shall have 14 days to agree or disagree with the Proposed Borrowing Base. If at the end of the 14 days, any Lender has not communicated its approval or disapproval to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If at the end of such 14 days, the Required Lenders (or all of the Lenders if the Borrowing Base is to be increased) have approved or have been deemed to have approved the Proposed Borrowing Base, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.02(b)(iii). To the extent that within such 14 day period the Administrative Agent has not received the requisite number of approvals from the Lenders, the requisite number of Lenders shall, within a reasonable period of time, agree on a new Borrowing Base.
(iii)    If the Borrower or any Subsidiary shall terminate or create any off-setting positions which have the economic effect of terminating any Hedge Contract (regardless of how evidenced) upon which the Lenders relied in determining the Borrowing Base, and which would adversely affect the Borrowing Base (after giving effect to any replacement Hedge Contract), then, to the extent required by the Required Lenders, the Borrowing Base shall be reduced in an amount determined by the Required Lenders equal to the value given to such Hedge Contracts in the Borrowing Base.
(iv)    If, during any six-month period between scheduled Borrowing Base redeterminations, the Borrower or its Subsidiaries shall sale, lease, transfer, assign, farm-out, convey or otherwise dispose (including casualty events) of any Oil and Gas Properties to which Proven Reserves have been attributed in the most recent Engineering Report delivered pursuant to this Agreement, which individually or in the aggregate have a discounted present value (as set forth in the most recent Engineering Report delivered to the Lenders under this Agreement) in excess of 5% of the then effective Borrowing Base, then, to the extent required by the Required Lenders, the Borrowing Base shall be reduced by an amount determined by the Required Lenders.
(v)    After a redetermined Borrowing Base is approved or deemed approved by the Required Lenders or all of the Lenders, as applicable, the Administrative Agent shall notify the Borrower of the amount of the redetermined Borrowing Base, and such amounts shall become the Borrowing Base, effective and applicable to the Borrower, and subject to the other provisions of this Agreement, shall be the basis on which the Borrowing Base shall thereafter be calculated until the effective date of the next redetermination of the Borrowing Base as set forth in this Section 2.02.
(vi)    In the event that the Borrower does not furnish to the Administrative Agent and the Lenders the Independent Engineering Report, Internal Engineering Report or other information specified in clauses (i) and (ii) above by the date specified therein, the Administrative Agent and the Lenders may nonetheless redetermine the Borrowing Base and redesignate the Borrowing Base from time-to-time thereafter in their sole discretion until the Administrative Agent and the Lenders receive the relevant Independent Engineering Report, Internal Engineering Report, or other information, as applicable, whereupon the Administrative Agent and the Lenders shall redetermine the Borrowing Base as otherwise specified in this Section 2.02.
(vii)    Each delivery of an Engineering Report by the Borrower to the Administrative Agent and the Lenders shall constitute a representation and warranty by the Borrower to the Administrative Agent and the Lenders that, except as expressly disclosed by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.06 or otherwise, (A) the Borrower and the Guarantors, as applicable, own the Borrowing Base Properties specified therein with at least 90% (by value) of the Proven Reserves covered therein subject to an Acceptable Security Interest and free and clear of any Liens (except Permitted Liens), and (B) on and as of the date of such Engineering Report each Borrowing Base Property described as "proved developed" therein was developed for oil and gas, and the wells pertaining to such Borrowing Base Properties that are described therein as producing wells ("Wells"), were each producing oil and gas in paying quantities, except for Wells that were utilized as water or gas injection wells or as water disposal wells or wells temporarily shut-in for workovers or other repairs in the ordinary course of business.
(c)    Interim Redetermination. In addition to the Borrowing Base redeterminations provided for in Section 2.02(b), the Administrative Agent and the Lenders may (i) in their sole discretion make one additional redetermination of the Borrowing Base during any six-month period between scheduled redeterminations and (ii) at the request of the Borrower make one additional redetermination of the Borrowing Base during any six-month period between scheduled redeterminations, and in any case, based on such information as the Administrative Agent and the Lenders deem relevant (but in accordance with Section 2.02(d)). The party requesting the redetermination shall give the other party at least 10 days' prior written notice that a redetermination of the Borrowing Base pursuant to this paragraph (c) is to be performed. In connection with any redetermination of the Borrowing Base under this Section 2.02(c), the Borrower shall provide the Administrative Agent and the Lenders with such information regarding the Borrower and the Guarantors' business (including its Borrowing Base Properties, the Proven Reserves attributable thereto, and production relating thereto) as the Administrative Agent may request, including an updated Independent Engineering Report. The Administrative Agent shall promptly notify the Borrower in writing of each redetermination of the Borrowing Base pursuant to this Section 2.02(c) and the amount of the Borrowing Base as so redetermined.
(d)    Standards for Redetermination. Each redetermination of the Borrowing Base by the Administrative Agent and the Lenders pursuant to this Section 2.02 shall be made (i) in the sole discretion of the Administrative Agent and the Lenders (but in accordance with the other provisions of this Section 2.02(d)), (ii) in accordance with the Administrative Agent's and the Lenders' customary internal standards and practices for valuing and redetermining the value of Oil and Gas Properties in connection with reserve based oil and gas loan transactions, (iii) in conjunction with the most recent Independent Engineering Report or Internal Engineering Report, as applicable, or other information received by the Administrative Agent and the Lenders relating to the Proven Reserves of the Borrower and the

Guarantors, and (iv) based upon the estimated value of the Proven Reserves owned by the Borrower and the Guarantors as determined by the Administrative Agent and the Lenders. In valuing and redetermining the Borrowing Base, the Administrative Agent and the Lenders may also consider the business, financial condition, and Debt obligations of the Borrower and its Subsidiaries and such other factors as the Administrative Agent and the Lenders customarily deem appropriate, including without limitation, commodity price assumptions, projections of production, operating expenses, general and administrative expenses, capital costs, working capital requirements, liquidity evaluations, dividend payments, environmental costs, and legal costs. In that regard, the Borrower acknowledges that the determination of the Borrowing Base each contains an equity cushion (market value in excess of loan value), which is essential for the adequate protection of the Administrative Agent and the Lenders. No Proven Reserves shall be included or considered for inclusion in the Borrowing Base unless the Administrative Agent and the Lenders shall have received, at the Borrower's expense, evidence of title satisfactory in form and substance to the Administrative Agent and evidence satisfactory to the Administrative Agent that the Administrative Agent has an Acceptable Security Interest in the Borrowing Base Properties relating thereto pursuant to the Security Instruments and subject to Sections 5.10 and 5.11 of this Agreement. At all times after the Administrative Agent has given the Borrower notification of a redetermination of the Borrowing Base under this Section 2.02, the Borrowing Base shall be equal to the redetermined amount or such lesser amount designated by the Borrower and disclosed in writing to the Administrative Agent and the Lenders until the Borrowing Base are subsequently redetermined in accordance with this Section 2.02.
Section 2.03    Method of Borrowing.
(a)    Notice. Each Borrowing shall be made pursuant to a Notice of Borrowing (or by telephone notice promptly confirmed in writing by a Notice of Borrowing), given not later than 12:00 noon Jackson, Mississippi, time (i) on the third Business Day before the date of the proposed Borrowing, in the case of a Borrowing comprised of Eurodollar Rate Advances or (ii) on the Business Day of the proposed Borrowing, in the case of a Borrowing comprised of Reference Rate Advances, which shall in turn give to each Lender prompt notice of such proposed Borrowing by telecopier. Each Notice of a Borrowing shall be given by telecopier, confirmed immediately in writing, specifying the information required therein. Each Lender shall, before 2:00 p.m. Jackson, Mississippi, time on the date of such Borrowing, make available for the account of its applicable Lending Office to the Administrative Agent at its address referred to in Section 9.02, or such other location as the Administrative Agent may specify by notice to the Lenders, in same day funds, in the case of a Borrowing, such Lender's Pro Rata Share of such Borrowing. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent shall make such funds available to the Borrower in Borrower's Account.
(b)    Conversions and Continuations. The Borrower may elect to Convert or continue any Borrowing under this Section 2.03 by delivering an irrevocable Notice of Conversion or Continuation to the Administrative Agent at the Administrative Agent's office no later than 12:00 noon Jackson, Mississippi, time (i) on the date which is at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to or a continuation of a Borrowing comprised of Eurodollar Rate Advances and (ii) on the Business Day of the proposed Conversion, in the case of a Conversion to a Borrowing comprised of Reference Rate Advances. Each such Notice of Conversion or Continuation shall be in writing or by telecopier confirmed immediately in writing specifying the information required therein. Promptly after receipt of a Notice of Conversion or Continuation under this Section, the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a continuation of a Borrowing comprised of Eurodollar Rate Advances, notify each Lender of the applicable interest rate under Section 2.09(b).

(c)    Certain Limitations. Notwithstanding anything to the contrary contained in paragraphs (a) and (b) above:
(i)    at no time shall there be more than six Interest Periods applicable to outstanding Eurodollar Rate Advances and the Borrower may not select Eurodollar Rate Advances for any Borrowing at any time that a Default has occurred and is continuing;
(ii)    if any Lender shall, at least one Business Day before the date of any requested Borrowing, Conversion, or continuation, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its applicable Lending Office to perform its obligations under this Agreement to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances, the right of the Borrower to select Eurodollar Rate Advances from such Lender shall be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and the Advance made by such Lender in respect of such Borrowing, Conversion, or continuation shall be a Reference Rate Advance;
(iii)    if the Administrative Agent is unable to determine the Eurodollar Rate for Eurodollar Rate Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Reference Rate Advance;
(iv)    if the Required Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Eurodollar Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Rate Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Reference Rate Advance; and
(v)    if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01 and paragraph (b) of this Section 2.03, the Administrative Agent shall forthwith so notify the Borrower and the Lenders and such Advances shall be made available to the Borrower on the date of such Borrowing as Reference Rate Advances or, if an existing Advance, Convert into Reference Rate Advances.
(d)    Notices Irrevocable. Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on the Borrower. In the case of any Borrowing for which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, out-of-pocket cost, or expense incurred by such Lender as a result of any failure by the Borrower to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III including any loss (including any loss of anticipated profits), cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
(e)    Administrative Agent Reliance. Unless the Administrative Agent shall have received notice from a Lender before the date of any Borrowing that such Lender shall not make available to the Administrative Agent such Lender's Pro Rata Share of a Borrowing, the Administrative Agent may assume that such Lender has made its Pro Rata Share of such Borrowing available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (a) of this Section 2.03, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that any Lender shall not have so made its Pro Rata Share of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for such day. If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.
(f)    Lender Obligations Several. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Advance on the date of such Borrowing. No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
Section 2.04    Reduction of the Commitments.
(a)    The Borrower shall have the right, upon at least three Business Days' irrevocable notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portion of the Commitments; provided, that, each partial reduction shall be in the aggregate amount of $500,000 or in integral multiples of $100,000 in excess thereof.
(b)    Any reduction and termination of the Commitments pursuant to this Section 2.04 shall be applied ratably to each Lender's Commitment and shall be permanent, with no obligation of the Lenders to reinstate such Commitments.
Section 2.05    Prepayment of Advances.

(a)
Optional. The Borrower may prepay the Advances, after giving by 12:00 noon Jackson, Mississippi, time on (i) in the case of Eurodollar Rate Advances, at least three Business Days' or (ii) in the case of Reference Rate Advances, same Business Day's, irrevocable prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, the Borrower shall prepay the Advances in whole or ratably in part (other than Advances owing to a Defaulting Lender as provided in Section 2.16) in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date; provided, however, that each partial prepayment with respect to: (A) any amounts prepaid in respect of Eurodollar Rate Advances shall be applied to Eurodollar Rate Advances comprising part of the same Borrowing; (B) any prepayments made in respect of Reference Rate Advances shall be made in minimum amounts of $100,000 and in integral multiples of

$50,000 in excess thereof, and (C) any prepayments made in respect of any Borrowing comprised of Eurodollar Rate Advances shall be made in an aggregate principal amount of at least $500,000 and in integral multiples of $100,000 in excess thereof. Full prepayments of any Borrowing are permitted without restriction of amounts.
(b)    Borrowing Base Deficiency. If the aggregate outstanding amount of the Advances plus the Letter of Credit Exposure ever exceeds the lesser of (x) the Borrowing Base and (y) the aggregate Commitments, the Borrower shall after receipt of written notice from the Administrative Agent regarding such deficiency, take any of the following actions (and the failure of the Borrower to take such actions to remedy such Borrowing Base deficiency shall constitute an Event of Default):
(i)    prepay Advances or, if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, such that the Borrowing Base deficiency is cured within 10 days after the date such deficiency notice is received by the Borrower from the Administrative Agent;
(ii)    pledge as Collateral for the Obligations additional Oil and Gas Properties acceptable to the Required Lenders in their sole discretion (and deliver such title evidence thereto to the extent required under Section 5.10 and deliver Engineering Reports covering such Oil and Gas Properties acceptable to the Required Lenders) such that the Borrowing Base deficiency is cured within 30 days after the date such deficiency notice is received by the Borrower from the Administrative Agent;
(iii)    (A) deliver, within 10 days after the date such deficiency notice is received by the Borrower to the Administrative Agent, written notice to the Administrative Agent indicating the Borrower's election to repay the Advances and make deposits into the Cash Collateral Account to provide cash collateral for the Letters of Credit, each in five equal consecutive monthly installments equal to one-fifth of such Borrowing Base deficiency with the first such installment due 30 days after the date such deficiency notice is received by the Borrower from the Administrative Agent and each following installment due 30 days after the preceding installment due date, and (B) make such payments and deposits within such time periods (provided, however, that if at the end of such five (5) month period, the aggregate principal balance of the Advances plus the Letter of Credit Exposure again exceeds the lesser of (x) the Borrowing Base or (y) the aggregate Commitments, interest shall accrue on the Advances at the Default Rate until such time Borrowing Base is equal to or exceeds the aggregate principal balance of the Advances); or
(iv)    (A) deliver, within 10 days after the date such deficiency notice is received by the Borrower to the Administrative Agent, written notice to the Administrative Agent indicating the Borrower's election to combine the options provided in clause (ii) and clause (iii) above, and also indicating the amount to be prepaid in installments and the amount to be provided as additional Collateral, and (B) make such six equal consecutive monthly installments and deliver such additional Collateral within the time required under clause (ii) and clause (iii) above.
Each prepayment pursuant to this Section 2.05(b) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date. Each prepayment under clauses (i), (iii) and (iv) of this Section 2.05(b) shall be applied to the Advances as requested by the Borrower if no Default then exists or, if a Default then exists, shall be applied to the Advances as determined by the Administrative Agent.

(c)    Reduction of Commitments.
(i)    On the date of each reduction of the aggregate Commitments pursuant to Section 2.04, the Borrower agrees to make a prepayment in respect of the outstanding amount of the Advances to the extent, if any, that the aggregate unpaid principal amount of all Advances plus the Letter of Credit Exposure exceeds the lesser of (A) the aggregate Commitments, as so reduced, and (B) the Borrowing Base. Each prepayment pursuant to this Section 2.05(c) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date. Each prepayment under this Section 2.05(c) shall be applied to the Advances as requested by the Borrower if no Default then exists or, if a Default then exists, as determined by the Administrative Agent.
(ii)    Defaulting Lender. At any time when a Lender is then a Defaulting Lender, the Borrower, at Borrower's election, may elect to terminate such Defaulting Lender's Commitment hereunder; provided that (A) such termination must be of all of the Defaulting Lender's Commitment, (B) the Borrower shall pay all amounts owed by the Borrower to such Defaulting Lender in such Lender's capacity as a Lender under this Agreement and under the other Loan Documents (including principal of and interest on the Advances owed to such Defaulting Lender, accrued Commitment Fees (subject to Section 2.16(a)(iii)), and letter of credit fees (subject to Section 2.15(a)(iii) but specifically excluding any amounts owing under Section 2.12 as result of such payment of such Advances) and shall deposit with the Administrative Agent into the Cash Collateral Account cash collateral in the amount equal to such Defaulting Lender's Applicable Percentage of the Letter of Credit Exposure (but including any such portion thereof that has been reallocated pursuant to Section 2.15), (C) a Defaulting Lender's Commitment may be terminated by the Borrower under this Section 2.1(c)(ii) if and only if at such time, the Borrower has elected, or is then electing, to terminate the Commitments of all then existing Defaulting Lenders, and (D) no Default has occurred and is continuing at the time of such election and termination. Upon written notice to the Defaulting Lender and Administrative Agent of the Borrower's election to terminate a Defaulting Lender's Commitment pursuant to this clause (ii) and the payment and deposit of amounts required to be made by the Borrower under clause (B) and (C) above, (1) such Defaulting Lender shall cease to be a " Lender" hereunder for all purposes except that such Lender's rights and obligations as a Lender under Sections 2.05(d), 2.13, 2.14, 8.03, 9.04 and 9.07 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a " Lender" hereunder, (2) such Defaulting Lender's Commitment shall be deemed terminated, and (3) such Defaulting Lender shall be relieved of its obligations hereunder as a " Lender" except as to its obligations under Section 8.03 and any other obligations that expressly survive, which obligations shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a " Lender" hereunder, provided that, any such termination will not be deemed to be a waiver or release of any claim by the Borrower, the Administrative Agent, Issuing Lender or any Lender may have against such Defaulting Lender.
(d)    Illegality. If any Lender shall notify the Administrative Agent and the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for such Lender or its applicable Lending Office to perform its obligations under this Agreement to maintain any Eurodollar Rate Advances of such Lender then outstanding hereunder, (i) the Borrower shall, no later than 12:00 noon Jackson, Mississippi, time (A) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Rate Advance made by such Lender or (B) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the Eurodollar Rate Advances made by such Lender then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date, (ii) such Lender shall simultaneously make a Reference Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Rate Advances prepaid to such Lender, and (iii) the right of the Borrower to select Eurodollar Rate Advances from such Lender for any subsequent Borrowing shall be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist.
(e)    No Additional Right; Ratable Prepayment. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.05, and all notices given pursuant to this Section 2.05 shall be irrevocable and binding upon the Borrower. Each payment of any Advance pursuant to this Section 2.05 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.
Section 2.06    Repayment of Advances. Borrower shall repay to Administrative Agent for the ratable benefit of the Lenders the outstanding principal amount of each Advance, together with any accrued interest thereon, on the earlier of: (i) the Maturity Date, or (ii) such earlier date as may be required pursuant to Section 2.05(b), Section 7.02 or Section 7.03.
Section 2.07    Letters of Credit.
(a)    Commitment. From time to time from the date of this Agreement until 10 days prior to the Maturity Date, at the request of the Borrower, the requested Issuing Lender shall, on the terms and conditions set forth in this Agreement (including, without limitation, the terms of Section 3.01), issue, increase, or extend the Expiration Date of, Letters of Credit for the account of the Borrower on any Business Day. No Letter of Credit will be issued, increased, or extended:
(i)    if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the lesser of (A) the Letter of Credit Sublimit and (B) the lesser of (1) the aggregate Commitments at such time and (2) the Borrowing Base in effect at such time minus, in each case under this clause (B), the aggregate outstanding principal amount of all Advances at such time;
(ii)    if such Letter of Credit has an Expiration Date later than 10 days prior to the Maturity Date;
(iii)    if such Letter of Credit has an expiration date later than one year after its issuance or extension; provided that any such Letter of Credit with a one-year tenor may expressly provide that it is renewable at the option of the applicable Issuing Lender for additional one-year periods;
(iv)    unless such Letter of Credit Documents are in form and substance acceptable to the applicable Issuing Lender in its sole discretion;
(v)    if such Letter of Credit is a standby letter of credit, it does not support the repayment of indebtedness for borrowed money of any Person;
(vi)    unless the Borrower has delivered to the applicable Issuing Lender a completed and executed Letter of Credit Application;

(vii)    unless such Letter of Credit is governed by (A) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (B) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the applicable Issuing Lender;
(viii)    by Regions Bank, as Issuing Lender, if such issuance, increase or extension would cause the sum of (A) the Reimbursement Obligations owing to Regions Bank, as Issuing Lender plus (B) the aggregate undrawn maximum face amount of all outstanding Letters of Credit issued by Regions Bank, as Issuing Lender, to exceed $10,000,000;
(ix)    by any Issuing Lender (other than Regions Bank) unless such issuance, increase or extension, if made by Regions Bank as Issuing Lender, would cause the sum of (A) the Reimbursement Obligations owing to Regions Bank, as Issuing Lender plus (B) the aggregate undrawn maximum face amount of all outstanding Letters of Credit issued by Regions Bank, as Issuing Lender would exceed $10,000,000;
(x)    if any Lender is at such time a Defaulting Lender hereunder, unless the applicable Issuing Lender has entered into satisfactory arrangements with the Borrower or such Defaulting Lender to eliminate such Issuing Lender's risk with respect to such Defaulting Lender (including depositing cash collateral into the Cash Collateral Account equal to the Defaulting Lender's Pro Rata Share of the Letter of Credit Exposure attributable to such Letter of Credit, or if acceptable to such Issuing Lender, the Administrative Agent and the Borrower, calculating each Lender's participation in the Letter of Credit subject to such issuance, increase or extension without giving effect to such Defaulting Lender's Pro Rata Share; provided, however, that after giving effect thereto, no Lender's participation in such Letter of Credit would exceed its Unused Commitment Amount); and
(xi)    if any Lender is at such time a Defaulting Lender or a Potential Defaulting Lender hereunder, unless the Issuing Lender has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Issuing Lender's Fronting Exposure with respect to such Lender.
If the terms of any Letter of Credit Application referred to in the foregoing clause (vi) conflicts with the terms of this Agreement, the terms of this Agreement shall control.
(b)    Participations. Upon the date of the issuance or increase of a Letter of Credit, the applicable Issuing Lender shall be deemed to have sold to each other Lender having a Commitment and each other Lender having a Commitment shall have been deemed to have purchased from such Issuing Lender a participation in the related Letter of Credit Obligations equal to such Lender's Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The applicable Issuing Lender shall promptly notify the Administrative Agent and each such participant Lender having a Commitment by telephone, or telecopy of each Letter of Credit issued, increased, or extended, and the actual dollar amount of such Lender's participation in such Letter of Credit.
(c)    Issuing. Each Letter of Credit shall be issued, increased, or extended pursuant to a Letter of Credit Application (or by telephone notice promptly confirmed in writing by a Letter of Credit Application), given to the applicable Issuing Lender and the Administrative Agent not later than 2:00 p.m. Jackson, Mississippi, time on the third Business Day before the date of the proposed issuance, increase, or extension of the Letter of Credit, and the applicable Issuing Lender shall (i) promptly after receipt of such Letter of Credit Application, confirm with the Administrative Agent that the Administrative Agent has also received a copy of such Letter of Credit Application and, if not, the such Issuing Lender shall notify the Administrative Agent of the contents thereof, and (ii) give to each other Lender prompt notice thereof by telephone, or telecopy. Each Letter of Credit Application shall be delivered by facsimile or by mail specifying the information required therein; provided that, if such Letter of Credit Application is delivered by facsimile, the Borrower shall follow such facsimile with an original by mail to the applicable Issuing Lender. After the applicable Issuing Lender's receipt of such Letter of Credit Application (by facsimile or by mail) and upon fulfillment of the applicable conditions set forth in Article III and so long as the Issuing Lender has not received a notice (in writing, by facsimile or by e-mail) of the limitation set forth in Section 2.07(a)(i) or (ix), such Issuing Lender shall issue, increase, or extend such Letter of Credit for the account of the Borrower. Each Letter of Credit Application shall be irrevocable and binding on the Borrower.
(d)    Reimbursement. The Borrower hereby agrees to pay on demand to the applicable Issuing Lender an amount equal to any amount paid by such Issuing Lender under any Letter of Credit. In the event the applicable Issuing Lender makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the Borrower upon demand, such Issuing Lender shall give the Administrative Agent notice of the Borrower's failure to make such reimbursement and the Administrative Agent shall promptly notify each Lender having a Commitment of the amount necessary to reimburse such Issuing Lender. Upon such notice from the Administrative Agent, each Lender shall promptly reimburse such Issuing Lender for such Lender's Pro Rata Share of such amount, and such reimbursement shall be deemed for all purposes of this Agreement to be an Advance to the Borrower transferred at the Borrower's request to such Issuing Lender. If such reimbursement is not made by any Lender to the applicable Issuing Lender on the same day on which the Administrative Agent notifies such Lender to make reimbursement to such Issuing Lender hereunder, such Lender shall pay interest on its Pro Rata Share thereof to such Issuing Lender at a rate per annum equal to the Federal Funds Rate. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Administrative Agent and the Lenders to record and otherwise treat such reimbursements to the applicable Issuing Lender as Reference Rate Advances under a Borrowing requested by the Borrower (without regard to the minimums and multiples referenced in Section 2.1) to reimburse such Issuing Lender which have been transferred to such Issuing Lender at the Borrower's request.
(e)    Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:
(i)    any lack of validity or enforceability of any Letter of Credit Documents;
(ii)    any amendment or waiver of, or any consent to or departure from, any Letter of Credit Documents;
(iii)    the existence of any claim, set‑off, defense, or other right which the Borrower may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Issuing Lender, or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents, or any unrelated transaction;

(iv)    any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(v)    payment by any Issuing Lender under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or
(vi)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;
provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit or the Borrower's rights under Section 2.07(f).
(f)    Liability of Issuing Lenders. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. No Issuing Lender nor any of its officers or directors shall be liable or responsible for:
(i)    the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;
(ii)    the validity, sufficiency, or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent, or forged;
(iii)    payment by any Issuing Lender against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or
(iv)    any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING AN ISSUING LENDER'S OWN NEGLIGENCE),
except that the Borrower may make a claim against such Issuing Lender for any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower claims to have been caused by such Issuing Lender's willful misconduct or gross negligence or such Issuing Lender's willful failure to pay under any Letter of Credit after presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit; provided that, such Issuing Lender shall not be required to reimburse or pay the Borrower for any such damages unless a court determines in a final, non-appealable judgment that such damages were caused by such Issuing Lender's willful misconduct or gross negligence or such Issuing Lender's willful failure to pay under any Letter of Credit after presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, an Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

(g)    Cash Collateral Account.
(i)    If the Borrower is required to deposit funds in the Cash Collateral Account pursuant to the terms hereof, then the Borrower and the Administrative Agent shall establish the Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Administrative Agent's standard form assignment of deposit accounts, that the Administrative Agent requests in connection therewith to establish the Cash Collateral Account and grant the Administrative Agent a first priority security interest in such account and the funds therein. The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Obligations.
(ii)    So long as no Default or Event of Default exists, (A) the Administrative Agent may apply the funds held in the Cash Collateral Account only to the reimbursement of any Letter of Credit Obligations, and (B) the Administrative Agent shall release to the Borrower at the Borrower's written request any funds held in the Cash Collateral Account in excess of the amount required to be on deposit to cure a Borrowing Base Deficiency pursuant to Section 2.05(b). During the existence of any Default or Event of Default, the Administrative Agent may apply any funds held in the Cash Collateral Account to the Obligations in any order determined by the Administrative Agent, regardless of any Letter of Credit Exposure that may remain outstanding. The Administrative Agent may in its sole discretion at any time release to the Borrower any funds held in the Cash Collateral Account.
(iii)    The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own Property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.
(iv)    If a Defaulting Lender or a Potential Defaulting Lender deposits funds in a deposit account with the Administrative Agent pursuant to the terms of this Section 2.07(g)(iv) and Section 2.07(h), then such Lender and the Administrative Agent shall establish such cash collateral account and such Lender shall execute any documents and agreements, including the Administrative Agent's standard form assignment of deposit accounts, that the Administrative Agent requests in connection therewith to establish such account and grant the Administrative Agent a first priority security interest in such account and the funds therein. Such Defaulting Lender hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in such collateral account, whenever established, all funds held in such account from time to time, and all proceeds thereof as security for the payment of the Letter of Credit Obligations of the Borrower to be applied as provided in Section 2.07(h) below.
(h)    Defaulting Lender - Cash Collateral. Subject to Section 2.16, if, at any time, a Defaulting Lender or a Potential Defaulting Lender exists hereunder, then, at the request of Issuing Lender subject to Section 2.16, the Borrower shall fully Cash Collateralize the Issuing Lender's Fronting Exposure with respect to such Defaulting Lender or Potential Defaulting Lender (determined after giving effect to Section 2.16 and any Cash Collateral provided by such Defaulting Lender). Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.07(h) or Section 2.16 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender's obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender's Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.07(h) following (a) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (b) the determination by the Administrative Agent and Issuing Lender that there exists excess Cash Collateral; provided that, (1) subject to Section 2.16, the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations, (2) to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents, and (3) to the extent that such Cash Collateral was provided by the Borrower, during the existence of an Event of Default the application of such Cash Collateral shall be subject to Section 2.07(g)(ii) above, the second sentence in this Section 2.07(h) and Section 2.16(a)(ii).
Section 2.08    Fees.
(a)    Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender having a Commitment a commitment fee at a per annum rate equal to the Commitment Fee Rate on the daily Unused Commitment Amount of such Lender, from the date of this Agreement until the Commitment Termination Date; provided that, no such commitment fee shall accrue on the Commitment of a Defaulting Lender during the period such Lender remains a Defaulting Lender. The commitment fees shall be due and payable quarterly in arrears on the last day of each March, June, September, and December commencing on June 30, 2012, and continuing thereafter through and including the Commitment Termination Date.
(b)    Letter of Credit Fees.
(i)    The Borrower agrees to pay (A) to the Administrative Agent for the pro rata benefit of the Lenders having a Commitment a per annum letter of credit fee for each Letter of Credit issued hereunder in an amount equal to the greater of (y) a per annum rate equal to the Applicable Margin then in effect for Eurodollar Rate Advances on the face amount of such Letter of Credit for the period such Letter of Credit is to be outstanding and (z) $500.00, and (B) to each Issuing Lender, a fronting fee for each Letter of Credit issued by such Issuing Lender equal to 0.125% per annum on the face amount of such Letter of Credit for the period such Letter of Credit is to be outstanding. The fees set forth in (A) and (B) above shall be computed quarterly in arrears and shall be due and payable on the last day of each March, June, September, and December and on the Commitment Termination Date.
(ii)    The Borrower also agrees to pay to each Issuing Lender such other usual and customary fees associated with any transfers, amendments, drawings, negotiations or reissuances of any Letters of Credit issued by such Issuing Lender.
(c)    Other Fees. The Borrower agrees to pay to (i) Regions Bank the fees provided for in the Fee Letter and (ii) Regions Capital Markets, a division of Regions Bank, and the Administrative Agent, for their own respective accounts, any and all fees in such amounts and at such times to which the Borrower and Regions Capital Markets or the Administrative Agent, as applicable, shall reasonably agree. Except as otherwise reasonably agreed to by the Borrower and Regions Capital Markets or the

Administrative Agent, as applicable, such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
Section 2.09    Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
(a)    Reference Rate Advances. If such Advance is a Reference Rate Advance, a rate per annum equal at all times to the Adjusted Reference Rate in effect from time to time plus the Applicable Margin in effect from time to time, payable quarterly in arrears on the last day of each March, June, September, and December and on the date such Reference Rate Advance shall be paid in full.
(b)    Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time, payable on the last day of such Interest Period, and in the case of six month Interest Periods, on the day which occurs during such Interest Period three months from the first day of such Interest Period.
(c)    Default Rate. Notwithstanding the foregoing, (i) upon the occurrence and during the continuance of an Event of Default under Section 7.01(a) or 7.01(e), all Obligations shall bear interest, after as well as before judgment, at the Default Rate and (ii) upon the occurrence and during the continuance of any Event of Default (including under Section 7.01(a) or 7.01(e)), upon the request of the Majority Lenders, all Obligations shall bear interest, after as well as before judgment, at the Default Rate. Interest accrued pursuant to this Section 2.10(d) and all interest accrued but unpaid on or after the Maturity Date shall be due and payable on demand. Notwithstanding anything to the contrary contained in this Section, in no event shall the rate of interest accruing from and after the occurrence of an Event of Default exceed the maximum amount allowed by applicable law.
(d)    Usury Recapture.
(i)    If, with respect to any Lender, the effective rate of interest contracted for under the Loan Documents, including the stated rates of interest and fees contracted for hereunder and any other amounts contracted for under the Loan Documents which are deemed to be interest, at any time exceeds the Maximum Rate, then the outstanding principal amount of the loans made by such Lender hereunder shall bear interest at a rate which would make the effective rate of interest for such Lender under the Loan Documents equal the Maximum Rate until the difference between the amounts which would have been due at the stated rates and the amounts which were due at the Maximum Rate (the "Lost Interest") has been recaptured by such Lender.
(ii)    If, when the loans made hereunder are repaid in full, the Lost Interest has not been fully recaptured by such Lender pursuant to the preceding paragraph, then, to the extent permitted by law, for the loans made hereunder by such Lender the interest rates charged under Section 2.09 hereunder shall be retroactively increased such that the effective rate of interest under the Loan Documents was at the Maximum Rate since the effectiveness of this Agreement to the extent necessary to recapture the Lost Interest not recaptured pursuant to the preceding sentence and, to the extent allowed by law, the Borrower shall pay to such Lender the amount of the Lost Interest remaining to be recaptured by such Lender.
(iii)    NOTWITHSTANDING the foregoing or any other term in this Agreement and the Loan Documents to the contrary,

it is the intention of each Lender and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Maximum Rate, then any such excess shall be canceled automatically and, if previously paid, shall at such Lender's option be applied to the outstanding amount of the ADVANCES made hereunder by such Lender or be refunded to the Borrower.
Section 2.10    Payments and Computations.
(a)    Payment Procedures. The Borrower shall make each payment under this Agreement and under the Notes not later than 1:00 p.m. Jackson, Mississippi, time on the day when due in Dollars to the Administrative Agent at the location referred to in the Notes (or such other location as the Administrative Agent shall designate in writing to the Borrower) in same day funds without deduction, setoff, or counterclaim of any kind; provided that, the Borrower may setoff amounts owing to any Lender that is at such time a Defaulting Lender against Advances that such Defaulting Lender failed to the fund to the Borrower under this Agreement (the "Unfunded Advances") so long as (i) the Borrower shall have delivered prior written notice of such setoff to the Administrative Agent and such Defaulting Lender, (ii) the Advances made by the Non-Defaulting Lenders as part of the original Borrowing to which the Unfunded Advances applied shall still be outstanding, (iii) if such Defaulting Lender failed to fund Advances under more than one Borrowing, such setoff shall be applied in a manner satisfactory to the Administrative Agent, and (iv) upon the application of such setoff, the Unfunded Advances shall be deemed to have been made by such Defaulting Lender on the effective date of such setoff. The Administrative Agent may charge, when due and payable, Borrower's Account for all interest, principal, fees and other amounts owing to the Administrative Agent, any Issuing Lender or any Lender on or with respect to this Agreement, the Advances or the Loan Documents. The Administrative Agent shall promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent, an Issuing Lender, or a specific Lender pursuant to Section 2.08(a), 2.09(c), 2.12, 2.13, 2.14, 8.05, or 9.07, but after taking into account payments effected pursuant to Section 9.04) in accordance with each Lender's Pro Rata Share to the Lenders for the account of their respective applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender or any Issuing Lender to such Lender for the account of its applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.
(b)    Computations. All computations of interest and fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate or fee shall be conclusive and binding for all purposes, absent manifest error.
(c)    Non‑Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.
(d)    Administrative Agent Reliance. Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Lenders that the

Borrower shall not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate for such day.
Section 2.11    Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set‑off, or otherwise) on account of the Advances or Letter of Credit Obligations made by it in excess of its Pro Rata Share of payments on account of the Advances or Letter of Credit Obligations obtained by all the Lenders (other than as a result of a termination of a Defaulting Lender's Commitment under Section 2.04(a), the setoff right of the Borrower under Section 2.10(a) above, or the non-pro rata application of payments provided in the last sentence of this Section 2.11), such Lender shall notify the Administrative Agent and forthwith purchase from the other Lenders such participations in the Advances made by them or Letter of Credit Obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender's ratable share (according to the proportion of (a) the amount of the participation sold by such Lender to the purchasing Lender as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to the purchasing Lender to (ii) the total amount of all such required repayments to the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.11 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set‑off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If a Lender fails to fund an Advance with respect to a Borrowing as and when required hereunder and the Borrower subsequently makes a repayment of any Advances, then, after taking into account any setoffs made pursuant to Section 2.10(a) above, such payment shall be applied among the Non-Defaulting Lenders ratably in accordance with their respective Commitment percentages until each Lender (including any Lender that is at such time a Defaulting Lender) has its percentage of all of the outstanding Advances and the balance of such repayment shall be applied among the Lenders in accordance with their Applicable Percentage. The provisions of this Section 2.11 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in Letter of Credit Exposure to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.11 shall apply).
Section 2.12    Breakage Costs. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)
any continuation, conversion, payment or prepayment (including any deemed payment or repayment and any reallocated repayment to Non-Defaulting Lenders provided for in Section 2.05(a) or Section 2.16) of any Advance other than a Reference Rate Advance on a day other than the last day of the

Interest Period for such Advance (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make an Advance) to prepay, borrow, continue or convert any Advance other than a Reference Rate Advance on the date or in the amount notified by the Borrower; or
(c)    any assignment of an Eurodollar Advance on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.14;
including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Advance, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.12, the requesting Lender shall be deemed to have funded the Eurodollar Advances made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Advance by a matching deposit or other borrowing in the offshore interbank market for Dollars for a comparable amount and for a comparable period, whether or not such Eurodollar Advance was in fact so funded.
Section 2.13    Increased Costs.
(a)    Eurodollar Rate Advances. If, due to either (i) the adoption of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in any applicable Legal Requirement or in the interpretation of any applicable Legal Requirement by any Governmental Authority or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case which constitutes a Change in Law, there shall be any increase in the cost to any Lender of agreeing to make or making, funding, or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), immediately pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost and detailing the calculation of such cost submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.
(b)    Capital Adequacy. If any Lender or any Issuing Lender determines in good faith that compliance with any applicable Legal Requirement or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case which constitutes a Change in Law, affects or would affect the amount of capital required or expected to be maintained by such Lender or such Issuing Lender or any corporation controlling such Lender or such Issuing Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend or such Issuing Lender's commitment to issue the Letters of Credit and other commitments of this type, then, within 30 days after receipt of the certificate required by this subsection (b) from such Lender or such Issuing Lender (with a copy of any such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender or to such Issuing Lender, as the case may be, from time to time as specified by such Lender or such Issuing Lender, additional amounts sufficient to compensate such Lender or such Issuing Lender, in light of such circumstances, (i) with respect to such Lender, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend under this Agreement and (ii) with respect to such Issuing Lender, to the extent that such Issuing Lender reasonably determines such increase in capital to be allocable to the issuance or maintenance of the Letters of Credit. A certificate as to such amounts and detailing the calculation of such amounts submitted to the Borrower by such Lender or such Issuing Lender shall be conclusive and binding for all purposes, absent manifest error.
(c)    Letters of Credit. If any change after the Closing Date in any applicable Legal Requirement or in the interpretation thereof by any court or administrative or Governmental Authority charged with the administration thereof shall either (i) impose, modify, or deem applicable any reserve, special deposit, or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, any Issuing Lender or (ii) impose on any Issuing Lender any other condition regarding the provisions of this Agreement relating to the Letters of Credit or any Letter of Credit Obligations, and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to such Issuing Lender of issuing or maintaining any Letter of Credit (which increase in cost shall be determined by such Issuing Lender's reasonable allocation of the aggregate of such cost increases resulting from such event), then, upon demand by such Issuing Lender, the Borrower shall pay to such Issuing Lender, from time to time as specified by such Issuing Lender, additional amounts which shall be sufficient to compensate such Issuing Lender for such increased cost. A certificate as to such increased cost incurred by such Issuing Lender, as a result of any event mentioned in clause (i) or (ii) above, and detailing the calculation of such increased costs submitted by such Issuing Lender to the Borrower, shall be conclusive and binding for all purposes, absent manifest error.
(d)    Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.13 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 2.14    Taxes.

(a)
No Deduction for Certain Taxes. Any and all payments by the Borrower shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, each Issuing Lender, and the Administrative Agent, each of the following: (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.15(a)), any withholding tax that is imposed by the United States of America on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 2.14(d), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to clauses (a) or (c) of this Section 2.14, and (d) any United States withholding tax that is imposed under FATCA. (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by applicable Legal Requirement to deduct any Taxes from or in respect of any sum payable to any Lender, any Issuing Lender, or the Administrative Agent: (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14), such Lender, such Issuing Lender, or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
(b)    Other Taxes. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Loan Documents (hereinafter referred to as "Other Taxes").
(c)    Indemnification. THE BORROWER INDEMNIFIES EACH LENDER, EACH ISSUING LENDER, AND THE ADMINISTRATIVE AGENT FOR THE FULL AMOUNT OF TAXES OR OTHER TAXES (INCLUDING ANY TAXES OR OTHER TAXES IMPOSED BY ANY JURISDICTION ON AMOUNTS PAYABLE UNDER THIS SECTION 2.14) PAID BY SUCH LENDER, SUCH ISSUING LENDER, OR THE ADMINISTRATIVE AGENT (AS THE CASE MAY BE) AND ANY LIABILITY (INCLUDING INTEREST AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO, WHETHER OR NOT SUCH TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY ASSERTED. EACH PAYMENT REQUIRED TO BE MADE BY THE BORROWER IN RESPECT OF THIS INDEMNIFICATION SHALL BE MADE TO THE ADMINISTRATIVE AGENT FOR THE BENEFIT OF ANY PARTY CLAIMING SUCH INDEMNIFICATION WITHIN 30 DAYS FROM THE DATE THE BORROWER RECEIVES WRITTEN DEMAND THEREFOR FROM THE ADMINISTRATIVE AGENT ON BEHALF OF ITSELF AS ADMINISTRATIVE AGENT, ANY SUCH ISSUING LENDER, OR ANY SUCH LENDER. IF ANY LENDER, THE ADMINISTRATIVE AGENT, OR ANY ISSUING LENDER RECEIVES A REFUND IN RESPECT OF ANY TAXES PAID BY THE BORROWER UNDER THIS PARAGRAPH (C), SUCH LENDER, THE ADMINISTRATIVE AGENT, OR SUCH ISSUING LENDER, AS THE CASE MAY BE, SHALL PROMPTLY PAY TO THE BORROWER THE BORROWER'S SHARE OF SUCH REFUND.
(d)    Foreign Lender Withholding Exemption. Each Lender and Issuing Lender that is not incorporated under the laws of the United States of America or a state thereof agrees that it shall deliver to the Borrower and the Administrative Agent (i) two duly completed copies of United States Internal Revenue Service Form W8-ECI or W8-BEN or successor applicable form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement and the Notes payable to it, without deduction or withholding of any United States federal income taxes, (ii) if applicable, an Internal Revenue Service Form W‑8 or W‑9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax, and (iii) any other governmental forms which are necessary or required under an applicable tax treaty or otherwise by law to reduce or eliminate any withholding tax, which have been reasonably requested by the Borrower or the Administrative Agent. Each Lender which delivers to the Borrower and the Administrative Agent a Form W8-ECI or W8-BEN and Form W‑8 or W‑9 pursuant to the immediately preceding sentence further undertakes to deliver to the Borrower and the Administrative Agent two further copies of the said letter and Form W8-ECI or W8-BEN and Form W‑8 or W‑9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such letter or form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent letter and form previously delivered by it to the Borrower and the Administrative Agent, and such extensions or renewals thereof as may reasonably be requested by the Borrower and the Administrative Agent certifying in the case of a Form W8-ECI or

W8-BEN that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. If an event (including any change in treaty, law or regulation) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required which renders all such forms inapplicable or which would prevent any Lender from duly completing and delivering any such letter or form with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W‑8 or W‑9, establishing an exemption from United States backup withholding tax, such Lender shall not be required to deliver such letter or forms. The Borrower shall withhold tax at the rate and in the manner required by the laws of the United States with respect to payments made to a Lender failing to timely provide the requisite Internal Revenue Service forms. Notwithstanding the preceding Section 2.14(d), the completion, execution and submission of such documentation (other than the Form W-8 ECI, Form W-8 EN or Form W-9, respectfully) shall not be required if, in the Lender's reasonable judgment, such completion, execution or submission would subject any such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(e)    FATCA. Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person, if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Section 2.15    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.13, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A Lender shall not be required to make any such delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such delegation cease to apply.
(b)    Replacement of Lenders. If (i) any Lender requests compensation under Section 2.13, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, (iii) any Lender suspends its obligation to continue, or Convert Advances into, Eurodollar Advances pursuant to Section 2.03(c)(ii) or Section 2.05(d), (iv) any Lender becomes a Defaulting Lender, or (v) any Lender refuses to consent to an amendment, modification or waiver of this Agreement that requires consent of 100% of the Lenders pursuant to

Section 9.01 and that has been approved by the Required Lenders (any such Lender described in any of the preceding clauses (i) - (iv), being a "Subject Lender"), then the Borrower may, at the Borrower's sole expense and effort and upon notice to such Subject Lender and the Administrative Agent and, in the case of a Defaulting Lender, the Administrative Agent may, upon notice to such Defaulting Lender and the Borrower, require such Subject Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment) provided that:
(i)    other than for an assignment of a Defaulting Lender requested by the Administrative Agent, the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.06;
(ii)    such Subject Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations in Letter of Credit Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.12 other than in the case of a Defaulting Lender) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with applicable Legal Requirements; and
(v)    a Subject Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Subject Lender or otherwise, the circumstances entitling the Borrower to require such assignment cease to apply.
Solely for purposes of effecting any assignment involving a Defaulting Lender under this Section 2.15(b) and to the extent permitted under applicable Legal Requirements, each Lender hereby designates and appoints the Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Acceptance required hereunder if such Lender is a Defaulting Lender and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same. In lieu of the Borrower or the Administrative Agent replacing a Defaulting Lender as provided in this Section 2.15(b), the Borrower may terminate such Defaulting Lender's applicable Commitment as provided in Section 2.04.
Section 2.16    Defaulting Lender Provisions.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Legal Requirement:
(i)    Waivers and Amendments. Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 7.04 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender hereunder; third, on a pro rata basis, to Cash Collateralize the Issuing Lender's Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.07(h); fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender's potential future funding obligations with respect to Advances under this Agreement and (y) Cash Collateralize the Issuing Lender's future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.07(h); sixth, to the payment of any amounts owing to the Lenders or the Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or Letter of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and Letter of Credit Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in Letter of Credit Obligations are held by the Lenders pro rata in accordance with the Commitments under the Facility without giving effect to Section 2.16(a)(vi). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(1)    No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(2)    No Defaulting Lender shall be entitled to receive letter of credit fees for any period during which that Lender is a Defaulting Lender, except to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.07(h).

(3)    With respect to any letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender's participation in Letter of Credit Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to Issuing Lender, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to Issuing Lender's Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender's participation in the Letter of Credit Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender's applicable Commitments) but only to the extent that (x) the conditions set forth in Section 3.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the sum of (1) the aggregate amount of Advances owing to such Non-Defaulting Lender, plus (2) such Non-Defaulting Lender's participation in Letters of Credit to exceed such Non-Defaulting Lender's Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender's increased exposure following such reallocation.
(v)    Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within one Business Day, Cash Collateralize the Issuing Lender's Fronting Exposure in accordance with the procedures set forth in Section 2.07(h).
(vi)    Defaulting Lender Cure. If the Borrower, Administrative Agent, and Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit to be held pro rata by the applicable Lenders in accordance with the applicable Commitments under the Facility (without giving effect to Section 2.16(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

ARTICLE III

CONDITIONS
Section 3.01    Conditions Precedent to Effectiveness. The Existing Agreement shall be amended and restated in its entirety as set forth herein and this Agreement shall become effective upon the occurrence of the following conditions precedent:
(a)    Documentation. The Administrative Agent shall have received the following duly executed (which may be, in the Administrative Agent's sole discretion, by facsimile or scanned pdf email) by all the parties thereto, in form and substance satisfactory to the Administrative Agent, the Issuing Lenders and the Lenders, and, where applicable, in sufficient copies for each Lender:
(i)    this Agreement, a Note payable to the order of each Lender in the amount of its Commitment, the Security Agreements, the Guaranties, the Pledge Agreements, and Mortgages encumbering at least 90% (by value) of all of the Borrower's and the Guarantors' Oil and Gas Properties constituting Proven Reserves, and each of the other Loan Documents, and all attached exhibits and schedules;
(ii)    a favorable opinion of (A) the Borrower's and the Guarantors' counsel dated as of the date of this Agreement and substantially in the form of the attached Exhibit K-1 and (B) the Borrower's and the Guarantors' local counsel dated as of the date of this Agreement and substantially in the form of the attached Exhibit K-2 covering the matters discussed in such Exhibit and such other matters as any Lender through the Administrative Agent may reasonably request;
(iii)    a certificate of the secretary, assistant secretary or Responsible Officer of the Borrower certifying copies as of the date of this Agreement of (A) the resolutions of the board of directors of the Borrower approving the Loan Documents to which the Borrower is a party, (B) the articles or certificate of incorporation and the bylaws of the Borrower, (C) certificates of good standing and existence for the Borrower in (1) the state, province or territory in which the Borrower is organized and (2) each other state, province or territory in which the Borrower is required to be qualified to do business under Section 5.03, which certificates shall be dated a date not earlier than 30 days prior to the date hereof, (D) the names and true signatures of the officers of the Borrower authorized to sign this Agreement, the Notes, Notices of Borrowing, Notices of Conversion or Continuation, and the other Loan Documents and Hedge Contracts to which the Borrower is a party and (E) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes, and the other Loan Documents;
(iv)    a certificate of the secretary, an assistant secretary or Responsible Officer of each Guarantor certifying copies as of the date of this Agreement of (A) the resolutions of the Board of Directors (or other applicable governing body) of such Guarantor approving the Loan Documents to which it is a party, (B) the articles or certificate (as applicable) of incorporation (or organization) and bylaws of such Guarantor, (C) certificates of good standing and existence for each Guarantor in (1) the state, province or territory in which each Guarantor is organized and (2) each other state, province or territory in which each Guarantor is required to be qualified to do business under Section 5.03, which certificates shall be dated a date not earlier than 30 days prior to the date hereof, (D) the names and true signatures of officers of such Guarantor authorized to sign the Guaranty, Security Instruments and the other Loan Documents to which such Guarantor is a party and (E) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Guaranty, the Security Instruments, and the other Loan Documents to which such Guarantor is a party;
(v)    a certificate dated as of the Closing Date from a Responsible Officer of the Borrower stating that (A) all representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects; (B) no Default has occurred and is continuing; and (C) the conditions in this Section 3.01 have been met;
(vi)    appropriate UCC-1 and UCC-3, as applicable, Financing Statements covering the Collateral for filing with the appropriate authorities and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such Collateral;
(vii)    insurance certificates naming the Administrative Agent as lender loss payee or additional insured, as applicable, and evidencing insurance which meets the requirements of this Agreement and the Security Instruments, and which is otherwise satisfactory to the Administrative Agent;
(viii)    a copy of the most recent Independent Engineering Report delivered pursuant to the Existing Agreement;
(ix)    to the extent required in connection with the Pledge Agreements, (A) stock or, to the extent applicable under the Person's organizational documents, membership or partnership interest certificates, and stock powers executed in blank for each such stock certificate endorsed in blank to the Administrative Agent and (B) to the extent such Person is a limited liability company or a limited partnership, copies of its limited liability company agreement, partnership agreement or other similar document the terms of which expressly provide that membership interests or partnership interests, as applicable, in such Person are securities governed by Chapter 8 of the Uniform Commercial Code as in effect in the State of Texas; and
(x)    such other documents, governmental certificates, agreements and lien searches as the Administrative Agent or any Lender may reasonably request.
(b)    Payment of Fees. On the date of this Agreement, the Borrower shall have paid the fees required by Sections 2.08(a) and 2.08(c)(i) and all costs and expenses that have been invoiced not less than three (3) days prior to the Closing Date and are payable pursuant to Section 9.04.
(c)    Delivery of Financial Statements. The Administrative Agent and the Lenders shall have received true and correct copies of (i) the Financial Statements, (ii) the Interim Financial Statements and (iii) such other financial information as the Lenders may reasonably request.
(d)    Security Instruments. The Administrative Agent shall have received all appropriate evidence required by the Administrative Agent to determine that the Administrative Agent (for its benefit and the benefit of the Lenders) shall have an Acceptable Security Interest in the Collateral (which shall include 90% of the discounted present value (as set forth in the Independent Engineering Report dated as of January 1, 2012) of the Borrower's and the Guarantors' Oil and Gas Properties constituting Proven Reserves) and that all actions or filings necessary to protect, preserve and validly perfect such Liens have been made, taken or obtained, as the case may be, and are in full force and effect.

(e)    Title. The Administrative Agent shall be satisfied in its sole discretion with the title to the Borrowing Base Properties and that such Borrowing Base Properties constitute a percentage of such Collateral reasonably satisfactory to the Administrative Agent, including mortgagee's title opinions in favor of the Administrative Agent and the Lenders in form and substance satisfactory to the Administrative Agent and issued by title counsel satisfactory to the Administrative Agent covering at least 80% of the discounted present value of (i) Proven Reserves and (ii) Proven Reserves which are categorized as "proved, developed and producing", in each case, as set forth on the Independent Engineering Report delivered to the Administrative Agent prior to the effective date of this Agreement.
(f)    No Default. No Default shall have occurred and be continuing.
(g)    Representations and Warranties. The representations and warranties contained in Article IV and in each other Loan Document shall be true and correct in all material respects.
(h)    Material Adverse Change. No event or circumstance that could reasonably be expected to cause a Material Adverse Change shall have occurred.
(i)    No Proceeding or Litigation; No Injunctive Relief. No action, suit, investigation or other proceeding (including the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with (A) any of the Borrowing Base Properties or other Properties of the Borrower and its Subsidiaries which, in the Administrative Agent's sole discretion, could reasonably be expected to result in a Material Adverse Change or (B) this Agreement or any transaction contemplated hereby or (ii) which, in any case, in the judgment of the Administrative Agent, could reasonably be expected to result in a Material Adverse Change.
(j)    Consents, Licenses, Approvals, etc. The Administrative Agent shall have received true copies (certified to be such by the Borrower or other appropriate party) of all consents, licenses and approvals required in accordance with applicable Legal Requirements, or in accordance with any document, agreement, instrument or arrangement to which the Borrower, any Guarantor or any of their respective Subsidiaries is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Loan Documents. In addition, the Borrower, the Guarantors and their respective Subsidiaries shall have all such material consents, licenses and approvals required in connection with the continued operation of the Borrower, such Guarantors and such Subsidiaries and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby.
(k)    Material Contracts. The Borrower shall have delivered to the Administrative Agent copies of all material contracts, agreements or instruments to the extent requested by the Administrative Agent.
(l)    Notice of Borrowing. If a Loan is requested on the Closing Date, the Administrative Agent shall have received a Notice of Borrowing from the Borrower in the form of Exhibit F, with appropriate insertions and executed by a duly authorized Responsible Officer of the Borrower.
(m)    USA Patriot Act. The Borrower has delivered to each Lender that is subject to the Act such information requested by such Lender in order to comply with the Act.

(n)    Hedging Arrangements. The Administrative Agent and the Lenders shall be satisfied with the Borrower's and its Subsidiaries' existing Hedge Contracts.
(o)    Minimum Liquidity. The sum of the Borrower's unrestricted cash and Unused Commitment Amount, after giving effect to the closing of the facility evidenced hereby and the making of any Credit Extensions, shall be at least $5,000,000 as of the Closing Date.
(p)    Flood Insurance. With respect to any real property that constitutes Collateral and on which a "building" or "mobile home" (in each case, as such terms are defined for purposes of the National Flood Insurance Program) is located, the Administrative Agent shall have received (i) a flood determination certificate issued by the appropriate Governmental Authority or third party indicating whether such property is designated as a "flood hazard area" and (ii) if such property is designated to be in a "flood hazard area", evidence of flood insurance on such property obtained by the Borrower or any Subsidiary of the Borrower, as applicable, in such total amount as required by Regulation H of the Federal Reserve Board, and all official rulings and interpretations thereunder or thereof, and otherwise in compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973.
Section 3.02    Conditions Precedent to All Borrowings. The obligation of each Lender to make an Advance on the occasion of each Borrowing and of each Issuing Lender to issue, increase, or extend any Letter of Credit shall be subject to the further conditions precedent that on the date of such Borrowing or the date of the issuance, increase, or extension of such Letter of Credit, the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Letter of Credit Application and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance, increase, or extension of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or on the date of such issuance, increase, or extension of such Letter of Credit, as applicable, such statements are true):
(a)    the representations and warranties contained in Article IV of this Agreement and the representations and warranties contained in the Security Instruments, the Guaranties, and each of the other Loan Documents are true and correct in all material respects on and as of the date of such Borrowing or the date of the issuance, increase, or extension of such Letter of Credit, before and after giving effect to such Borrowing or to the issuance, increase, or extension of such Letter of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date (except in the case of representations and warranties which are made solely as of an earlier date or time, which representations and warranties shall be true and correct in all material respects as of such earlier date and time); and
(b)    no Default has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom, or would result from the issuance, increase, or extension of such Letter of Credit.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants as follows:
Section 4.01    Existence; Subsidiaries. The Borrower is a corporation duly organized and validly existing under the laws of Delaware and in good standing and qualified to do business in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification, except where failure to be so qualified could not reasonably be expected to result in a Material Adverse Change. Each Subsidiary of the Borrower (other than any Non-Guarantor Subsidiary) is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification, except where failure to be so qualified could not reasonably be expected to result in a Material Adverse Change. As of the date of this Agreement, the Borrower has no Subsidiaries other than listed on Schedule 4.01 and the Borrower owns no other Equity Interests in any Person except in such Subsidiaries and otherwise as set forth in Schedule 4.01.
Section 4.02    Power. The execution, delivery, and performance by the Borrower of this Agreement, the Notes, and the other Loan Documents to which it is a party and by the Guarantors of the Guaranties and the other Loan Documents to which they are a party and the consummation of the transactions contemplated hereby and thereby (a) are within the Borrower's and such Guarantors' governing powers, (b) have been duly authorized by all necessary governing action, (c) do not contravene (i) the Borrower's or any Guarantor's certificate or articles of incorporation or formation, limited partnership agreement, bylaws, limited liability company agreement, or other similar governance documents or (ii) any law or any contractual restriction binding on or affecting the Borrower or any Guarantor, and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement. At the time of each Advance and the issuance, extension or increase of a Letter of Credit, such Advance and such Letter of Credit, and the use of the proceeds of such Advance and such Letter of Credit, will be within the Borrower's governing powers, will have been duly authorized by all necessary governing action, will not contravene (i) the Borrower's certificate of incorporation, bylaws or other organizational documents or (ii) any law or any contractual restriction binding on or affecting the Borrower and will not result in or require the creation or imposition of any Lien prohibited by this Agreement.
Section 4.03    Authorization and Approvals. No consent, order, authorization, or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery, and performance by the Borrower of this Agreement, the Notes, or the other Loan Documents to which the Borrower is a party or by each Guarantor of its Guaranty or the other Loan Documents to which it is a party or the consummation of the transactions contemplated thereby, except for (a) the filing of UCC-1 Financing Statements and the Mortgages in the state and county filing offices and (b) those consents and approvals that have been obtained or made on or prior to the date of this Agreement and that are in full force and effect. At the time of each Borrowing and each issuance, increase or extension of a Letter of Credit, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for such Borrowing or such issuance, increase or extension of such Letter of Credit or the use of the proceeds of such Borrowing or such Letter of Credit, except for (i) the filing of any additional UCC-1 Financing Statements and the Mortgages in the state and county filing offices and (ii) those consents and approvals that have been obtained or made on or prior to the date of such Borrowing, which are, as of the date of such Borrowing, in full force and effect.
Section 4.04    Enforceable Obligations. This Agreement, the Notes, and the other Loan Documents to which the Borrower is a party have been duly executed and delivered by the Borrower and the Guaranties and the other Loan Documents to which each Guarantor is a party have been duly executed and delivered by such Guarantors. Each Loan Document is the legal, valid, and binding obligation of the Borrower and any Guarantor which is a party to it enforceable against the Borrower and each such Guarantor in accordance with its terms, except as such enforceability may be limited by any applicable Debtor Relief Law or other similar law affecting creditors' rights generally and by general principles of equity.

Section 4.05    Financial Statements.
(a)    The Borrower has delivered to the Administrative Agent and the Lenders copies of the Financial Statements and the Interim Financial Statements, and the Financial Statements and the Interim Financial Statements are accurate and complete in all material respects and present fairly the financial condition of Borrower and its Subsidiaries as of their respective dates and for their respective periods in accordance with GAAP. As of the date of the Financial Statements, there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the Borrower, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP.
(b)    Since the date of the Financial Statements, no event or circumstance that could reasonably be expected to cause a Material Adverse Change has occurred.
(c)    As of the date of this Agreement, neither the Borrower nor any of its Subsidiaries has any Debt other than the Debt listed on Schedule 4.05.
Section 4.06    True and Complete Disclosure. All factual information (excluding estimates) heretofore or contemporaneously furnished by or on behalf of the Borrower or any of the Guarantors in writing to any Lender or the Administrative Agent for purposes of or in connection with this Agreement, any other Loan Document or any transaction contemplated hereby or thereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower and the Guarantors in writing to the Administrative Agent or any of the Lenders shall be, true and accurate in all material respects on the date as of which such information is dated or certified and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading at such time. All projections, estimates, and pro forma financial information furnished by the Borrower were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.
Section 4.07    Litigation; Compliance with Laws.
(a)    There is no pending or, to the knowledge of the Borrower, threatened action or proceeding affecting the Borrower or any of the Guarantors before any court, Governmental Authority or arbitrator which could reasonably be expected to cause a Material Adverse Change or which purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Note, or any other Loan Document. Additionally, there is no pending or, to the knowledge of the Borrower, threatened action or proceeding instituted against the Borrower or any of the Guarantors which seeks to adjudicate the Borrower or any of the Guarantors as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.
(b)    The Borrower and its Subsidiaries have complied in all respects with all statutes, rules, regulations, orders and restrictions of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property where non-compliance could reasonably be expected to result in a Material Adverse Change.
Section 4.08    Use of Proceeds. The proceeds of the Advances will be used by the Borrower for the purposes described in Section 5.09. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation T, U or X.
Section 4.09    Investment Company Act. Neither the Borrower nor any of the Guarantors is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.
Section 4.10    Federal Power Act. Neither the Borrower nor any of the Guarantors is subject to regulation under the Federal Power Act, as amended or any other Legal Requirement which regulates the incurring by such Person of Debt, including Legal Requirements relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.
Section 4.11    Taxes.
(a)    Reports and Payments. All Returns (as defined below in clause (c) of this Section 4.11) required to be filed by or on behalf of the Borrower, the Guarantors, or any member of the Controlled Group (hereafter collectively called the "Tax Group") have been duly filed on a timely basis or appropriate extensions have been obtained, except where the failure to so file could not be reasonably expected to cause a Material Adverse Change; such Returns are complete and correct in all material respects; and all Taxes shown to be due and payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes will be payable by the Tax Group with respect to items or periods covered by such Returns, except in each case to the extent of (i) reserves reflected in the Financial Statements or (ii) taxes that are being contested in good faith. The reserves for accrued Taxes reflected in the financial statements delivered to the Lenders under this Agreement are adequate in the aggregate for the payment of all unpaid Taxes, whether or not disputed, for the period ended as of the date thereof and for any period prior thereto, and for which the Tax Group may be liable in its own right, as withholding agent or as a transferee of the assets of, or successor to, any Person, except for such Taxes or reserves therefor, the failure to pay or provide for which does not and could not reasonably be expected to cause a Material Adverse Change.
(b)    Taxes Definition. "Taxes" in this Section 4.11 shall mean all taxes, charges, fees, levies, or other assessments imposed by any federal, state, local, or foreign taxing authority, including income, gross receipts, excise, real or personal property, sales, occupation, use, service, leasing, environmental, value added, transfer, payroll, and franchise taxes (and including any interest, penalties, or additions to tax attributable to or imposed on or with respect to any such assessment).
(c)    Returns Definition. "Returns" in this Section 4.11 shall mean any federal, state, local, or foreign report, declaration of estimated Tax, information statement or return relating to, or required to be filed in connection with, any Taxes, including any information return or report with respect to backup withholding or other payments of third parties.
Section 4.12    Pension Plans. All Plans are in compliance in all material respects with all applicable provisions of ERISA. No Termination Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. No "accumulated funding deficiency" (as defined in Section 302 of ERISA) has occurred and there has been no excise tax imposed under Section 4971 of the Code. No Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. The present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits. Neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any withdrawal liability. As of the most recent valuation date applicable thereto, neither the Borrower nor any member of the Controlled Group would become subject to any liability under ERISA if the Borrower or any member of the Controlled Group has received notice that any Multiemployer Plan is insolvent or in reorganization. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, the Borrower has no reason to believe that the annual cost during the term of this Agreement to the Borrower or any member of the Controlled Group for post-retirement benefits to be provided to the current and former employees of the Borrower or any member of the Controlled Group under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.
Section 4.13    Condition of Property; Casualties. Each of the Borrower and the Guarantors has good and defensible title to all of its material (individually and in the aggregate) Properties as is customary in the oil and gas industry in all material respects, free and clear of all Liens except for Permitted Liens. The Properties used or to be used in the continuing operations of the Borrower and each of the Guarantors are in good repair, working order and condition, except to the extent that the failure to be in such condition could not reasonably be expected to result in a Material Adverse Change. Since the date of the Financial Statements, neither the business nor any Property of the Borrower or any Guarantor has been adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, Permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy, except to the extent such adverse event could not reasonably be expected to cause a Material Adverse Change.
Section 4.14    No Defaults.
(a)    Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any contract, agreement, lease, or other instrument to which the Borrower or any Subsidiary is a party and which could reasonably be expected to cause a Material Adverse Change or under any agreement in connection with any Debt.
(b)    No Default has occurred and is continuing.
Section 4.15    Environmental Condition.
(a)    Permits, Etc. The Borrower and the Guarantors (i) have obtained all Environmental Permits necessary for the ownership and operation of their respective Properties and the conduct of their respective businesses; (ii) have at all times been and are in compliance with all terms and conditions of such Permits and with all other requirements of applicable Environmental Laws; (iii) have not received notice of any violation or alleged violation of any Environmental Law or Permit; and (iv) are not subject to any actual or contingent Environmental Claim, except, in the case of clauses (i) through (iv), where such failure to obtain, such failure to comply, such violation or such Environmental Claim could not reasonably be expected to cause a Material Adverse Change.
(b)    Certain Liabilities. To the Borrower's actual knowledge, none of the present or previously owned or operated Property of the Borrower or any Guarantor or of any of their former Subsidiaries, wherever located: (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws and which listing, event or other circumstance described in this clause (i) could reasonably be expected to cause a Material Adverse Change; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Borrower or any of the Guarantors, wherever located, which could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third‑party site any condition that has resulted in or could reasonably be expected to result in the need for Response that would cause a Material Adverse Change.
(c)    Certain Actions. Without limiting the foregoing: (i) all necessary notices have been properly filed, and no further action is required under current Environmental Law as to each Response or other restoration or remedial project undertaken by the Borrower or the Guarantors or any of their former Subsidiaries on any of their presently or formerly owned or operated Property, except where failure to file such notices or failure to take such action could not reasonably be expected to cause a Material Adverse Change, and (ii) the present and, to the Borrower's knowledge, future liability, if any, of the Borrower and the Guarantors which could reasonably be expected to arise in connection with requirements under Environmental Laws could not reasonably be expected to result in a Material Adverse Change.
Section 4.16    Permits, Licenses, Etc. The Borrower and the Guarantors (a) possess all authorizations, Permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade name rights and copyrights which are material to the conduct of their business and (b) manage and operate their business in all material respects in accordance with all applicable Legal Requirements and good industry practices, except, in each case, to the extent failure to do so could not reasonably be expected to cause a Material Adverse Change.
Section 4.17    Gas Contracts. Neither the Borrower nor any of the Guarantors, as of the date hereof and as of the Closing Date: (a) is obligated in any material respect by virtue of any prepayment made under any contract containing a "take-or-pay" or "prepayment" provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Borrower's and the Guarantors' Borrowing Base Properties at some future date without receiving full payment therefor at the time of delivery, except to the extent such obligations could not reasonably be expected to cause a Material Adverse Change, or (b) except as has been disclosed to the Administrative Agent, has produced gas, in any material amount, subject to, and none of the Borrower's and the Guarantors' Borrowing Base Properties is subject to, balancing rights of third parties or subject to balancing duties under governmental requirements, except where being subject to such rights and duties could not reasonably be expected to cause a Material Adverse Change.
Section 4.18    Liens; Titles, Leases, Etc. None of the Property of the Borrower or any of the Guarantors is subject to any Lien other than Permitted Liens. On the Closing Date, all governmental actions and all other filings, recordings, registrations, third party consents and other actions which are necessary to perfect the Liens provided for in the Security Instruments will have been made, obtained and taken in all relevant jurisdictions or, with respect to any filings or recordings necessary to create and perfect such Liens, arrangements to do so shall have been made. All leases and agreements necessary for the conduct of business of the Borrower and the Guarantors are valid and subsisting, in full force and effect and there exists no default or event of default or circumstance which with the giving of notice or lapse of time or both would give rise to a default under any such leases or agreements, in each case, other than to the extent it could not reasonably be expected to result in a Material Adverse Change. Except as disclosed in writing to the Administrative Agent, no "building" or "mobile home" (in each case, as such terms are defined for purposes of the National Flood Insurance Program) exists on any real property that constitutes Collateral. The Borrower and each of its Subsidiaries has obtained and provided evidence to the Administrative Agent of all flood insurance required to be obtained under Section 5.02(e).
Section 4.19    Solvency. Before and after giving effect to the making of the each Credit Extension, each of the Borrower and its Subsidiaries is Solvent.
Section 4.20    Hedging Agreements. Schedule 4.20 sets forth, as of the date hereof and as of the Closing Date, a true and complete list of all Interest Hedge Agreements, Hydrocarbon Hedge Agreements, and any other Hedge Contract of the Borrower and each Guarantor, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement.
Section 4.21    Material Agreements. Other than the Loan Documents and any Hedge Contracts listed on Schedule 4.20, Schedule 4.21 sets forth a complete and correct list of (a) all material agreements and other instruments of the Borrower and the Guarantors in effect or to be in effect as of the Closing Date relating to the purchase, transportation by pipeline, gas processing, marketing, sale and supply of natural gas and other Hydrocarbons which are not cancelable on 60 days notice or less without penalty and have a maturity or expiry date of longer than six (6) months from the date hereof, and (b) all material agreements, leases, indentures, purchase agreements, obligations in respect of letters of credit, guarantees, joint venture agreements, and other instruments in effect or to be in effect as of the Closing Date providing for, evidencing, securing or otherwise relating to any Debt of the Borrower, any Guarantor or any of their respective Subsidiaries, and all obligations of the Borrower, any Guarantor or any of their respective Subsidiaries to issuers of surety or appeal bonds issued for account of the Borrower, any Guarantor or any of their respective Subsidiaries, and such list correctly sets forth the names of the debtor or lessee and creditor or lessor with respect to the Debt or lease obligations outstanding or to be outstanding and the Property subject to any Lien securing such Debt or lease obligation. Except as detailed otherwise in Schedule 4.21, the Borrower has heretofore delivered to the Administrative Agent and the Lenders a complete and correct copy of all such material credit agreements, indentures, purchase agreements, contracts, letters of credit, guarantees, joint venture agreements, or other instruments listed therein, including any modifications or supplements thereto, as in effect as of the Closing Date and requested by the Administrative Agent.
Section 4.22    OFAC; Anti-Terrorism. Neither Borrower nor any Subsidiary of a Borrower is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. Neither Borrower nor any Subsidiary of a Borrower (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Advance will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

ARTICLE V

AFFIRMATIVE COVENANTS
So long as any Note or any amount under any Loan Document shall remain unpaid, any Letter of Credit shall remain outstanding or any Letter of Credit Exposure shall exist, or any Lender shall have any Commitment hereunder, the Borrower agrees, unless the Required Lenders shall otherwise consent in writing, to comply with the following covenants:
Section 5.01    Compliance with Laws, Etc. The Borrower shall comply, and cause each of its Subsidiaries to comply, in all respects with all Legal Requirements, except in such instances in which (a) such Legal Requirement is being contested in good faith by appropriate proceedings diligently conducted or (b) failure to comply could not reasonably be expected to result in a Material Adverse Change. Without limitation of the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to, (a) maintain and possess all authorizations, Permits, licenses, trademarks, trade names, rights and copyrights which are necessary to the conduct of its business, except to the extent failure to do so could not reasonably be expected to result in a Material Adverse Change, and (b) obtain, as soon as practicable, all consents or approvals required from the United States or any states of the United States (or other Governmental Authorities) necessary to grant the Administrative Agent an Acceptable Security Interest in the Borrower's and its Subsidiaries' Borrowing Base Properties to the extent required under Section 5.08.
Section 5.02    Maintenance of Insurance.
(a)    The Borrower shall, on behalf of itself and each of its Subsidiaries, procure and maintain or shall cause to be procured and maintained continuously in effect policies of insurance (after giving effect to any self-insurance compatible with the following standard) in form and amounts and issued by companies, associations or organizations reasonably satisfactory to the Administrative Agent covering such casualties, risks, perils, liabilities and other hazards reasonably required by the Administrative Agent. In addition, the Borrower shall, on behalf of itself and each of its Subsidiaries, comply with all requirements regarding insurance contained in the Security Instruments.
(b)    Borrower shall furnish to Administrative Agent certified copies of policies or certificates thereof, and endorsements and renewals thereof for all such policies promptly upon request by the Administrative Agent. All Property insurance policies shall have attached thereto a Lender's loss payable endorsement for the benefit of the Administrative Agent, as loss payee in form reasonably satisfactory to the Administrative Agent and all liability insurance policies shall name the Administrative Agent as an additional insured. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. In addition, all policies with respect to Property insurance required under the terms hereof shall contain an endorsement or agreement by the insurer that any loss shall be payable in accordance with the terms of such policy notwithstanding any act of negligence of the Borrower, or a Subsidiary or any party holding under the Borrower or a Subsidiary which might otherwise result in a forfeiture of the insurance and the further agreement of the insurer waiving all rights of setoff, counterclaim or deductions against the Borrower and its Subsidiaries. All such policies shall contain a provision that notwithstanding any contrary agreements between the Borrower, its Subsidiaries, and the applicable insurance company, such policies will not be canceled, allowed to lapse without renewal, surrendered or amended (which provision shall include any reduction in the scope or limits of coverage) without at least 30 days' prior written notice to the Administrative Agent. In the event that, notwithstanding the "lender's loss payable endorsement" requirement of this Section 5.02, the proceeds of any insurance policy described above are paid to the Borrower or a Subsidiary and any Obligations are outstanding, except as permitted under Section 5.02(c) below, the Borrower shall deliver such proceeds to the Administrative Agent immediately upon receipt.

(c)    To the extent that Administrative Agent is entitled to receive insurance claim proceeds as loss payee, unless (i) there is deemed to be a total loss and as such a particular piece of Collateral is not replaceable or repairable or (ii) there exists an Event of Default, such insurance claim proceeds shall first be applied to replace or repair the damaged or lost Collateral and then the remaining proceeds, if any, shall be delivered to the Administrative Agent.
(d)    In the event that any insurance proceeds are paid to the Borrower or any of its Subsidiaries in violation of clause (b) or clause (c) above, the Borrower or such Subsidiary shall hold the proceeds in trust for the Administrative Agent, segregate the proceeds from the other funds of the Borrower or such Subsidiary, and promptly pay the proceeds to the Administrative Agent with any necessary endorsement. Upon the request of the Administrative Agent, each of the Borrower and its Subsidiaries shall execute and deliver to the Administrative Agent any additional assignments and other documents as may be necessary or desirable to enable the Administrative Agent to directly collect the proceeds as set forth herein.
(e)    If at any time any real property that constitutes Collateral and on which a "building" or "mobile home" (in each case, as such terms are defined for purposes of the National Flood Insurance Program) is located is designated a "flood hazard area" in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Borrower shall, and shall cause each of its Subsidiaries to, (i) obtain flood insurance in such total amount as required by Regulation H of the Federal Reserve Board, as from time to time in effect and all official rulings and interpretations thereunder or thereof, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time and (ii) provide evidence in form and substance satisfactory to the Administrative Agent of such flood insurance to the Administrative Agent.
Section 5.03    Preservation of Corporate Existence, Etc. The Borrower shall preserve and maintain, and cause each of its Subsidiaries (other than a Non-Guarantor Subsidiary) to preserve and maintain, its corporate, partnership or limited liability company, as applicable, existence (except as otherwise permitted pursuant to Section 6.04), rights, franchises, and privileges in the jurisdiction of its incorporation or organization, as applicable, and qualify and remain qualified, and cause each such Subsidiary to qualify and remain qualified, as a foreign entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties, and, in each case, where failure to qualify or preserve and maintain its rights and franchises could reasonably be expected to cause a Material Adverse Change.
Section 5.04    Payment of Taxes, Etc. The Borrower shall pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (a) all taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto and (b) all lawful claims that are material in amount which, if unpaid, might by law become a Lien upon its Property; provided, however, that neither the Borrower nor any such Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate proceedings, and with respect to which such reserves as may be required by GAAP, if any, have been established.
Section 5.05    Visitation Rights. At any reasonable time and from time to time, upon reasonable notice, the Borrower shall, and shall cause its Subsidiaries to, permit the Administrative Agent and any Lender or any of their respective agents or representatives thereof, to (a) examine and make copies of and abstracts from the records and books of account of, and visit and inspect at their reasonable discretion the Properties of, the Borrower and any such Subsidiary, and (b) discuss the affairs, finances and accounts of the Borrower and any such Subsidiary with any of their respective officers or directors.
Section 5.06    Reporting Requirements. The Borrower shall furnish to the Administrative Agent and each Lender:
(a)    Annual Financials. As soon as available and in any event not later than 90 days after the end of each fiscal year of the Borrower and its consolidated Subsidiaries: (i) a copy of the annual audit report for such year for the Borrower and such consolidated Subsidiaries, including therein the Borrower's and such consolidated Subsidiaries' balance sheet as of the end of such fiscal year and the Borrower's and such consolidated Subsidiaries' statement of income, cash flows, and retained earnings, in each case certified by independent certified public accountants of national standing reasonably acceptable to the Administrative Agent, (ii) a certificate of such accounting firm reasonably acceptable to the Administrative Agent certifying that (A) the audit of the business of the Borrower and its consolidated Subsidiaries was conducted by such accounting firm in accordance with the standards of the Public Company Accounting Oversight Board (United States) and (B) balance sheet and related statements of income, cash flow, and retained earnings were prepared in accordance with GAAP, and (iii) a Compliance Certificate executed by a Responsible Officer of the Borrower;
(b)    Quarterly Financials. As soon as available and in any event not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and its consolidated Subsidiaries: (i) the unaudited balance sheet and the unaudited consolidated statement of income, cash flows, and retained earnings of the Borrower and such consolidated Subsidiaries for such fiscal period and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, all in reasonable detail and duly certified (subject to the absence of footnotes and to year-end audit adjustments) by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP; and (ii) a Compliance Certificate executed by a Responsible Officer of the Borrower;
(c)    Oil and Gas Engineering Reports.
(i)    At the times required by Section 2.02(b), an Independent Engineering Report;
(ii)    As At the times required by Section 2.02(b), an Internal Engineering Report;
(iii)    Such other information as may be reasonably requested by the Administrative Agent with respect to the Borrowing Base Properties included or to be included in the Borrowing Base;
(iv)    With the delivery of each Engineering Report, a certificate from a Responsible Officer of the Borrower certifying that, to the best of his knowledge and in all material respects: (a) the information contained in the Engineering Report and any other information delivered in connection therewith is true and correct, (b) the Borrower or the Guarantor, as applicable, owns good and defensible title to the Borrowing Base Properties evaluated in such Engineering Report as is customary in the oil and gas industry in all material respects, and such Properties are subject to an Acceptable Security Interest to the extent required herein and are free of all Liens except for Permitted Liens, (c) none of its Borrowing Base Properties listed in the immediately preceding Engineering Report as having proved reserves have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of such Borrowing Base Properties sold and in such detail as reasonably required by the Administrative Agent, and (d) attached to the certificate is a list of Persons disbursing at least 80% of proceeds to the Borrower or to a Guarantor, as applicable, from its Borrowing Base Properties;
(d)    Production Reports. Within 30 days of receipt of a written request by the Administrative Agent to the Borrower, a report setting forth the production revenue and expenses for the Borrowing Base Properties of the Borrower and the Guarantors evaluated in the most recent Engineering Report, in form and substance reasonably satisfactory to the Administrative Agent, together with a certificate signed by a Responsible Officer of the Borrower as to the accuracy of such information in all material respects;
(e)    Defaults. Promptly and in any event within five days after the occurrence of any Default, a statement of a Responsible Officer of the Borrower setting forth the details of such Default and the actions which the Borrower has taken and proposes to take with respect thereto;
(f)    Termination Events. Promptly and in any event (i) within 30 days after (A) the Borrower knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, or (B) the Borrower acquires knowledge that any member of the Controlled Group knows that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 days after (A) the Borrower knows or has reason to know that any other Termination Event with respect to any Plan has occurred, or (B) the Borrower acquires knowledge that any of its Affiliates knows that any other Termination Event with respect to any Plan has occurred, a statement of a Responsible Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or such Affiliate proposes to take with respect thereto;
(g)    Termination of Plans. Promptly and in any event within two Business Days after (i) receipt thereof by the Borrower from the PBGC, or (ii) the Borrower acquires knowledge of any Controlled Group member's receipt thereof from the PBGC, copies of each notice received by the Borrower or any such member of the Controlled Group of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan;
(h)    Other ERISA Notices. Promptly and in any event within five Business Days after (i) receipt thereof by the Borrower from a Multiemployer Plan sponsor, or (ii) the Borrower acquires knowledge of any Controlled Group member's receipt thereof from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any member of the Controlled Group concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;
(i)    Environmental Notices. Promptly upon the receipt thereof by the Borrower or any of its Subsidiaries, a copy of any form of request, notice, summons or citation received from the Environmental Protection Agency, or any other Governmental Authority, concerning (i) violations or alleged violations of Environmental Laws, which seeks to impose liability therefor and could reasonably be expected to cause a Material Adverse Change, (ii) any action or omission on the part of the Borrower or any Subsidiary or any of their former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of liability therefor that could reasonably be expected to cause a Material Adverse Change, including any information request related to, or notice of, potential responsibility under CERCLA, or (iii) concerning the filing of a Lien upon, against or in connection with the Borrower or any Subsidiary or their former Subsidiaries, or any of their leased or owned Property, wherever located;

(j)    Other Governmental Notices. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any Subsidiary, a copy of any notice, summons, citation, or proceeding seeking to modify in any respect, revoke, or suspend any contract, license, permit or agreement with any Governmental Authority, if such modification, revocation or suspension could reasonably be expected to cause a Material Adverse Change;
(k)    Material Changes. Prompt written notice of any condition or event of which the Borrower has knowledge, which condition or event has resulted or may reasonably be expected to result in a Material Adverse Change;
(l)    Disputes, Etc. Prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the knowledge of the Borrower threatened, or affecting the Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which the Borrower or any of its Subsidiaries has knowledge resulting in or reasonably considered to be likely to result in a strike against the Borrower or any of its Subsidiaries and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Borrowing Base Property of the Borrower or any Subsidiary if the value of the claim, judgment, Lien, or other encumbrance affecting such Property not otherwise adequately covered by insurance shall exceed $2,000,000;
(m)    Other Accounting Reports. Promptly upon receipt thereof, a copy of each other material report or letter submitted to the Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower and its Subsidiaries, and a copy of any response by the Borrower or any Subsidiary of the Borrower, or the board of managers or directors (or other applicable governing body) of the Borrower or any Subsidiary of the Borrower, to such letter or report;
(n)    Notices Under Other Loan Agreements. Promptly after the furnishing thereof, copies of any default statement or notice of default furnished to any Person pursuant to the terms of any indenture, loan or credit or other similar agreement governing Debt, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 5.06;
(o)    Other Quarterly Reports. Upon the request of the Administrative Agent, as soon as available and in any event not later than 45 days after the date of such request; (i) an accounts receivable aging report in a form reasonably satisfactory to the Administrative Agent and (ii) an accounts payable report in a form reasonably satisfactory to the Administrative Agent as of the last Business Day of the immediately preceding fiscal quarter;
(p)    Sales and Leasebacks. Prompt written notice of the consummation by the Borrower or any of its Subsidiaries of any transaction of the type described in Section 6.09;
(q)    Hedge Contracts. As soon as available and in any event within 45 days after the end of each calendar quarter, a report, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of such calendar quarter a true and complete list of all Hedge Contracts (including commodity price swap agreements, forward agreements with terms in excess of thirty days or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Borrower and its Subsidiaries, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value therefor, any new credit support agreements relating thereto not listed on Schedule 4.20, any margin required or supplied under any credit support document, and the counter party to each such agreement;

(r)    USA Patriot Act. Promptly, following a request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable "know your customer" and anti-money laundering rules and regulations, including the Patriot Act;
(s)    Senior Unsecured Debt and Preferred Equity Charges. As soon as available and in any event within 45 days after the end of each calendar quarter, a report, in form and substance satisfactory to the Administrative Agent, setting forth the Senior Unsecured Debt and Preferred Equity Charges of the Borrower and its Subsidiaries for such calendar quarter, each subsequent calendar quarter ending prior the Maturity Date and the period beginning with the calendar quarter ending immediately prior to the Maturity Date and ending on the Maturity Date; and
(t)    Other Information. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries, as any Lender through the Administrative Agent may from time to time reasonably request.; the Administrative Agent agrees to provide the Lenders with copies of any material notices and information delivered solely to the Administrative Agent pursuant to the terms of this Agreement.
Section 5.07    Maintenance of Property. Subject to Section 6.04, the Borrower shall, and shall cause each of its Subsidiaries to, maintain their owned, leased, or operated Property in good condition and repair in accordance with customary industry standards, ordinary wear and tear excepted; and shall abstain, and cause each of its Subsidiaries to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.
Section 5.08    Agreement to Pledge. The Borrower shall, and shall cause each Subsidiary (other than any Non-Guarantor Subsidiary) to, grant to the Administrative Agent an Acceptable Security Interest in any Property of the Borrower or such Subsidiary now owned or hereafter acquired, including Borrowing Base Properties and Proven Reserves attributable thereto, promptly after receipt of a written request from the Administrative Agent; provided that, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower and such Subsidiaries shall not be required to grant an Acceptable Security Interest in any Borrowing Base Properties that constitute more than 90% (by value) of Borrowing Base Properties and Proven Reserves attributable thereto (but in no event shall the Administrative Agent have an Acceptable Security Interest in less than 90% (by value) of all such Borrowing Base Properties and Proven Reserves attributable thereto). Notwithstanding the foregoing, (a) neither the Borrower nor any of its Subsidiaries shall be required to grant an Acceptable Security Interest in its ownership interest in and to Medusa Spar, LLC and (b) if the Borrower fails to obtain the lien releases set forth in Section 5.12, the Administrative Agent may, at its option, request that the Borrower grant an Acceptable Security Interest in substitute Borrowing Base Properties that are not subject to the liens and security interests referenced in Section 5.12 and the Borrower agrees, with 14 days of such request, to take such action as is necessary to deliver an Acceptable Security Interest in such substitute Borrowing Base Properties to the extent required to maintain compliance with this Section 5.08.
Section 5.09    Use of Proceeds. The Borrower shall use the proceeds of the Advances and Letters of Credit (a) to finance the acquisition, exploration, development, maintenance and production of Oil and Gas Properties, (b) to refinance the advances and other obligations outstanding under the Existing Agreement and (c) to redeem or otherwise prepay or repay Senior Unsecured Debt to the extent permitted by Section 6.17 of this Agreement and (d) for other working capital and general corporate purposes (other than the redemption or prepayment of Senior Unsecured Debt).
Section 5.10    Title Evidence. The Borrower shall from time to time upon the reasonable request of the Administrative Agent, take such actions and execute and deliver such documents and instruments as the Administrative Agent shall require to ensure that the Administrative Agent shall, at all times, have received satisfactory title evidence (including, if requested, supplemental or new title opinions addressed to it) covering at least 80% of the discounted present value (as set forth on the most recently delivered Engineering Report) of the Proven Reserves attributable to Borrowing Base Properties as reasonably determined by the Administrative Agent, which evidence of title shall be in form and substance acceptable to the Administrative Agent in its sole discretion and shall include opinions regarding the before payout and after payout ownership interests held by the Borrower and the Guarantors, for all wells located on the Borrowing Base Properties covered thereby as to the ownership of Borrowing Base Properties of the Borrower and the Guarantors, and reflecting that the Administrative Agent has an Acceptable Security Interest (to the extent required under Section 5.08) in such Borrowing Base Properties of the Borrower and the Guarantors.
Section 5.11    Further Assurances; Cure of Title Defects. The Borrower shall, and shall cause each Subsidiary to, cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Security Instruments and this Agreement. The Borrower hereby authorizes the Lenders or the Administrative Agent to file any financing statements without the signature of the Borrower to the extent permitted by applicable law in order to perfect or maintain the perfection of any security interest granted under any of the Loan Documents. The Borrower at its expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent upon request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Security Instruments and this Agreement, or to further evidence and more fully describe the collateral intended as security for the Notes, or to correct any omissions in the Security Instruments, or to state more fully the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith or to enable the Administrative Agent to exercise and enforce its rights and remedies with respect to any Collateral. Within 30 days after (a) a request by the Administrative Agent to cure any title defects or exceptions which are not Permitted Liens raised by such information (including the failure of the Borrower to obtain the lien releases set forth in Section 5.12) or (b) a notice by the Administrative Agent that the Borrower has failed to comply with Section 5.10, the Borrower shall (i) cure such title defects or exceptions which are not Permitted Liens or substitute acceptable Borrowing Base Properties with no title defects or exceptions except for Permitted Liens covering Collateral of an equivalent value and (ii) deliver to the Administrative Agent satisfactory title evidence (including supplemental or new title opinions meeting the foregoing requirements) in form and substance acceptable to the Administrative Agent in its reasonable business judgment as to the Borrower's and the Guarantors' ownership of such Borrowing Base Properties and the Administrative Agent's Liens and security interests therein as are required to maintain compliance with Section 5.10. In addition, the Borrower shall cause the Administrative Agent to, at all times, have an Acceptable Security Interest in at least 90% (by value) of all of the Borrowing Base Properties and Proven Reserves attributable thereto in accordance with Section 5.08.
Section 5.12    Post-Closing Covenant. The Borrower and its Subsidiaries shall use commercially reasonable best efforts to provide or caused to be provided to the Administrative Agent file stamped Uniform Commercial Code termination statements and all other recorded lien releases determined by the Administrative Agent in its reasonable discretion to be necessary to release of public record any security interests and other liens granted to or held by Regions Bank, as collateral agent, or

CEICO Energy (Entrada) LLC (or any of their predecessors-in-interest, successors or assigns) within 60 days following the date of this Agreement (or such longer period as the Administrative Agent may determine in its sole discretion).
ARTICLE VI

NEGATIVE COVENANTS
So long as any Note or any amount under any Loan Document shall remain unpaid, any Letter of Credit shall remain outstanding or any Letter of Credit Exposure shall exist, or any Lender shall have any Commitment, the Borrower agrees, unless the Required Lenders otherwise consent in writing, to comply with the following covenants.
Section 6.01    Liens, Etc. The Borrower shall not create, assume, incur, or suffer to exist, or permit any of its Subsidiaries to create, assume, incur, or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except that the Borrower and its Subsidiaries may create, incur, assume, or suffer to exist:
(a)    Liens securing the Obligations;
(b)    purchase money Liens or purchase money security interests upon or in any equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business created prior to or at the time of the Borrower's or such Subsidiary's acquisition of such equipment; provided that such Liens secure Debt that (i) was incurred solely for the purpose of financing or refinancing the acquisition of such equipment, and does not exceed the aggregate purchase price of such equipment, (ii) is secured only by such equipment and not by any other Properties of the Borrower or its Subsidiaries, and (iii) is not increased in amount;
(c)    Liens securing Capital Leases; provided such Liens secure Debt that (i) is secured only by the Property leased under such Capital Leases and not any other Properties of the Borrower or any of its Subsidiaries and (ii) is not increased in amount;
(d)    Liens for taxes, assessments, or other governmental charges or levies not yet due or that (provided foreclosure, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor;
(e)    Liens in favor of vendors, carriers, warehousemen, landlords, repairmen, mechanics, workmen, materialmen, construction, or similar Liens arising by operation of law in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings, provided that such reserve as may be required by GAAP shall have been made therefor;
(f)    Liens to operators and non-operators under joint operating agreements arising in the ordinary course of the business of the Borrower or the relevant Subsidiary to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, provided that such reserve as may be required by GAAP shall have been made therefor;
(g)    royalties, overriding royalties, net profits interests, production payments, reversionary interests, calls on production, preferential purchase rights and other burdens on or deductions from the proceeds of production, that do not secure Debt for borrowed money and that are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Subsidiaries warranted in the Security Instruments;
(h)    Liens arising in the ordinary course of business out of pledges or deposits under workers' compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation or to secure public or statutory obligations of the Borrower;
(i)    Liens arising under Leases, operating agreements, unitization and pooling agreements and orders, farmout agreements, gas balancing agreements and other agreements, in each case that are customary in the oil, gas and mineral production business and that are entered into in the ordinary course of business that are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Subsidiaries warranted in the Security Instruments, to the extent that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto;
(j)    easements, rights-of-way, restrictions, and other similar encumbrances, and minor defects in the chain of title that are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of Borrower or any Subsidiary or materially detract from the value or use of the Property to which they apply;
(k)    deposits of cash or securities to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business;
(l)    Liens on cash or securities of the Borrower or any Subsidiary securing the Debt described in Section 6.02(g); provided, however, that the aggregate amount of cash or securities which may secure such Debt shall not exceed $5,000,000 in the aggregate at any time;
(m)    Liens described in Schedule 6.01; and
(n)    other Liens securing Debt permitted under Section 6.02 in an aggregate principal amount outstanding not to exceed $3,000,000 at any time.
Section 6.02    Debts, Guaranties, and Other Obligations. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, assume, suffer to exist, or in any manner become or be liable in respect of, any Debt except:
(a)    Debt of the Borrower and its Subsidiaries under the Loan Documents;
(b)    Debt listed on Schedule 4.05(a) and any refinancings, refundings, renewals and extensions thereof; provided that the amount of such Debt may not be increased except by an amount equal to the premium paid, if any, and fees and expenses incurred in connection with such refinancing, refunding, renewal or extension;
(c)    Debt secured by the Liens permitted under paragraph (b) or (c) of Section 6.01 and any obligations that are Debt permitted under Section 6.09, in an aggregate principal amount outstanding not to exceed $10,000,000 at any time;

(d)    Debt in the form of obligations for the deferred purchase price of Property or services incurred in the ordinary course of business which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established;
(e)    The 2016 Senior Notes and any refinancings, renewals or extensions of such Debt, and any additional issuance of senior, unsecured notes, provided that (i) no Default has occurred and is continuing or would be caused thereby, (ii) such Debt is unsecured and does not prohibit the repayment or prepayment of any Obligations, (ii) such Debt does not have a maturity date that is on or earlier than July 31, 2015, (iii) does not have any sinking fund payments, scheduled principal payments, or mandatory redemption obligations (other than customary redemption provisions in connection with certain asset dispositions or changes in control that also constitute an Event of Default hereunder) that are due on or prior to July 31, 2015, (iv) such Debt does not impose representations, warranties, covenants, conditions, mandatory prepayments, events of default, remedies or other provisions similar to the foregoing that are materially more restrictive or burdensome as a whole than the terms and provisions of the 2016 Senior Notes as in effect on the Closing Date, (v) such Debt does not impose any representation, warranty, covenant, condition, mandatory prepayment, event of default, remedy or other provision similar to the foregoing that is more restrictive or burdensome than the comparable terms and provisions of this Agreement, (vi) such Debt does not impose a rate of interest that exceeds a rate equal to the interest rate applicable to the 2016 Senior Notes in effect on the Closing Date (plus an additional 2.0% upon the occurrence of an event of default thereunder) and (vii) the Borrower certifies and demonstrates in a manner satisfactory to the Administrative Agent that, after giving effect to such refinancing or issuance, the Senior Unsecured Debt and Preferred Equity Charges paid or payable by the Borrower and its Subsidiaries during any calendar quarter ending prior to the Maturity Date (and during the period beginning with the calendar quarter ending immediately prior to the Maturity Date and ending on the Maturity Date) will not exceed $4,000,000 in the aggregate at any time; provided further that the unpaid principal amount of the Debt described in this subsection (e) shall not exceed $160,000,000 in the aggregate outstanding at any one time;
(f)    Debt consisting of sureties or bonds provided to any Governmental Authority or other Person and assuring payment of contingent liabilities of the Borrower in connection with the operation of the Oil and Gas Properties, including with respect to plugging, facility removal and abandonment of its Oil and Gas Properties;
(g)    Debt under Hydrocarbon Hedge Agreements or Interest Hedge Agreements which are not prohibited by the terms of Section 6.14; and
(h)    Debt not otherwise permitted under this Section 6.02, provided that (i) such Debt is not secured by any Lien on Property of the Borrower or any of its Subsidiaries and (ii) the aggregate unpaid principal amount of such Debt shall not exceed $5,000,000 at any time.
Section 6.03    Agreements Restricting Liens and Distributions. Except for (i) this Agreement and the other Loan Documents, (ii) provisions in the 2016 Senior Notes Indenture and in any indenture or other agreement governing any other permitted Senior Unsecured Debt; provided that such provisions are not materially more restrictive than those in this Agreement or the 2016 Senior Notes Indenture as in effect on the Closing Date, and (iii) in connection with any sale or other disposition of Property not constituting Collateral, restrictions on such Property during the pendency of such sale or other disposition imposed under the agreements governing such sale or disposition, the Borrower shall not, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding (other than this Agreement and the Security Instruments) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Obligations or restricts any Subsidiary from paying dividends or otherwise transferring Property to the Borrower, or which requires the consent of or notice to other Persons in connection therewith; provided, however, that this Section shall not prohibit (A) any negative pledge incurred or provided in favor of any holder of secured Debt permitted by Section 6.02(c) of this Agreement to the extent any such negative pledge relates solely to the property financed by such Debt or (B) anti-assignment provisions in Excluded Contracts but only to the extent such provisions are customary in the oil, gas and mineral production business and entered into in the ordinary course of business.
Section 6.04    Merger or Consolidation; Asset Sales; Issuance of Securities. The Borrower shall not, nor shall it permit any of its Subsidiaries to:
(a)    merge or consolidate with or into any other Person other than (i) the merger of a Guarantor with and into the Borrower or another Guarantor or (ii) the merger of any other Person with and into the Borrower or any Guarantor so long as the Borrower or such Guarantor is the surviving entity and the investment to be made by the Borrower or any Guarantor related to such merger would be permitted under the terms hereof;
(b)    sell, lease, transfer, assign, farm-out, convey, or otherwise dispose of any of its Property (including any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, or mineral fee interest) other than:
(i)    the sale of Hydrocarbons in the ordinary course of business,
(ii)    the sale or transfer of equipment that is (A) obsolete, worn out, depleted or uneconomic and disposed of in the ordinary course of business, (B) no longer necessary for the business of such Person or (C) contemporaneously replaced by equipment of at least comparable use,
(iii)    any sale, lease, transfer, assignment, farm-out, conveyance or disposition of any interest in Oil and Gas Properties to which no Proven Reserves have been attributed in the most recent Engineering Report delivered pursuant to this Agreement and which are not required to be Collateral pursuant to the terms of this Agreement; provided that such sale, lease, transfer, assignment, farm-out, conveyance or disposition is made on an arms'-length basis and for fair market value,
(iv)    any sale, lease, transfer, assignment, farm-out, conveyance or disposition of any Property (other than any Oil and Gas Properties to which Proven Reserves have been attributed in the most recent Engineering Report delivered pursuant to this Agreement) not otherwise permitted by clauses (b)(i) through (b)(iii) of this Section 6.04 having a fair market value not to exceed $1,000,000 during any fiscal year period, and
(v)    any sale, lease, transfer, assignment, farm-out, conveyance or other disposition (including casualty events) of any interest in Oil and Gas Properties to which Proven Reserves have been attributed in the most recent Engineering Report delivered pursuant to this Agreement; provided that, (A) the consideration received in respect of such sale, lease, transfer, assignment, farm-out, conveyance or disposition shall be equal to or greater than the fair market value of the such Oil and Gas Property, interest therein or Subsidiary subject of such sale, lease, transfer, assignment, farm-out, conveyance or disposition (as reasonably determined by the board of directors or the equivalent governing body of the Borrower, and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect), (B) if any such sale, lease, transfer, assignment, farm-out, conveyance or disposition is of a Subsidiary owning Oil and Gas Properties, such Disposition shall include all the Equity Interests of such Subsidiary; (C) if, during any six-month period between scheduled Borrowing Base redeterminations, the sum of the aggregate discounted present value (as set forth on the most recently delivered Engineering Report) of the Oil and Gas Properties subject to any such sale, lease, transfer or other disposition, whether individually or in the aggregate, equals or exceeds 5% of the then current Borrowing Base, then (i) the Borrower shall provide the Administrative Agent with written notice of such sale, lease, transfer, assignment, farm-out, conveyance or disposition at least 10 Business Days (or such shorter period of time as may be required by the Administrative Agent in its sole discretion) prior to the occurrence of such sale, lease, transfer, assignment, farm-out, conveyance or disposition and (ii) the Borrowing Base shall be reduced to the extent required pursuant to Section 2.02(b)(iv), and (D) after giving effect to any Borrowing Base reduction performed pursuant to Section 2.02(b)(iv) and the use of any proceeds received therefrom, the aggregate outstanding amount of Advances plus the Letter of Credit Exposure shall not exceed the Borrowing Base then in effect; or
(c)    issue or sell any Equity Interests provided that (i) Subsidiaries of the Borrower may issue or sell additional Equity Interests to the Borrower and its wholly-owned Subsidiaries, (ii) the Borrower may issue or sell additional common Equity Interests, and (iii) the Borrower may issue preferred Equity Interests so long as (A) no Default exists or would be caused thereby, (B) such preferred Equity Interests are not mandatorily redeemable at the option of the holder at any time prior to the date that is two years after the Maturity Date, and (C) the Borrower certifies and demonstrates in a manner satisfactory to the Administrative Agent that, after giving effect to such issuance, the Senior Unsecured Debt and Preferred Equity Charges paid or payable by the Borrower and its Subsidiaries during any calendar quarter ending prior to the Maturity Date (and during the period beginning with the calendar quarter ending immediately prior to the Maturity Date and ending on the Maturity Date) will not exceed $4,000,000 in the aggregate at any time;
Section 6.05    Restricted Payments. The Borrower shall not, nor shall it permit any of its Subsidiaries to, make any Restricted Payments except that if no Default exists or would result therefrom, the Borrower may (a) pay cash dividends on Equity Interests issued to refinance the Senior Unsecured Debt so long as such Equity Interests are on terms (including with respect to dividends) acceptable to the Required Lenders in their sole discretion, (b) redeem preferred Equity Interests with the proceeds of or in connection with a contemporaneous issuance of Equity Interests; provided that, as to any preferred Equity Interests issued to effect such redemption, such preferred Equity Interests are permitted by Section 6.04(c), (c) pay non-cash dividends in the form of common Equity Interests of the Borrower, (d) pay non-cash dividends on preferred Equity Interests of the Borrower in the form of additional preferred Equity Interests of the Borrower so long as such additional preferred Equity Interests are permitted by Section 6.04(c), (e) pay cash dividends on, or make any other cash payments (including redemptions) with respect to, preferred Equity Interests of the Borrower; provided that (i) such preferred Equity Interests are permitted under Section 6.04(c) and (ii) the aggregate amount of all such cash dividends and other cash payments made with respect to all preferred Equity Interests of the Borrower pursuant to this clause (e) does not cause the Senior Unsecured Debt and Preferred Equity Charges paid or payable by the Borrower or any Subsidiary during the current calendar quarter to exceed $4,000,000 in the aggregate; and (f) repurchases or redemptions of shares of common Equity Interests of the Borrower from any holder of less than 100 shares of such common Equity Interests, provided that the aggregate amount paid for all such repurchases and redemptions made pursuant to this clause (f) shall not exceed $1,000,000.

Section 6.06    Investments. The Borrower shall not, nor shall it permit any of its Subsidiaries to, make or permit to exist any loans, advances, or capital contributions to, or make any investment in (including the making of any Acquisition), or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or Equity Interests in (collectively, "Investments") any Person, except:
(a)    Investments existing on the Closing Date set forth in Schedule 6.06;
(b)    Liquid Investments;
(c)    trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;
(d)    the creation or acquisition of any additional Subsidiaries in compliance with Section 6.15; provided that immediately before and after giving effect to the creation or acquisition of such additional Subsidiary, no Default shall exist and be continuing;
(e)    guaranties permitted by Section 6.02;
(f)    investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto, and investments, loans or advances in connection with or related to farm out agreements, farm in agreements, joint operating agreements, joint development agreements or area of mutual interest agreements, processing facilities, seismic acquisition and evaluation, pipelines or other similar or customary arrangements made in the ordinary course of business only insofar as they do not (i) reduce the net revenue interest of the Borrower or any Guarantor in any Borrowing Base Property for which value was given in the most recent Borrowing Base redetermination below the undivided net revenue interest specified for the Borrower or such Guarantor in the most recent Engineering Report utilized by the Administrative Agent and the Lenders in determining the then effective Borrowing Base and/or (ii) increase the undivided working interest in any such Borrowing Base Property without a corresponding increase in the net revenue interest specified for the Borrower or such Guarantor in the most recent Engineering Report utilized by the Administrative Agent and the Lenders in determining the then effective Borrowing Base;
(g)    investments, loans or advances made by the Borrower in or to the Guarantors or by any Guarantor in or to Borrower or another Guarantor;
(h)    loans or advances to employees of the Borrower and the Guarantors in the ordinary course of business in an aggregate amount not to exceed $2,000,000 at any time; and
(i)    other investments, loans or advances in an aggregate amount not to exceed $6,000,000 at any time.
Section 6.07    Affiliate Transactions. Except for transactions between (a) a Guarantor and another Guarantor or the Borrower and (b) a Non-Guarantor Subsidiary with another Non-Guarantor Subsidiary, the Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates unless such transaction or series of transactions is on terms no less favorable to the Borrower or the Subsidiary, as applicable, than those that could be obtained in a comparable arm's length transaction with a Person that is not such an Affiliate.

Section 6.08    Compliance with ERISA. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, (a) engage in, or permit any Subsidiary or ERISA Affiliate to engage in, any transaction which could reasonably be expect to result in the Borrower, any Subsidiary or any ERISA Affiliate being subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code; (b) terminate, or permit any Subsidiary or ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to the Borrower, any Subsidiary or any ERISA Affiliate to the PBGC; (c) fail to make, or permit any Subsidiary or ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto; (d) permit to exist, or allow any Subsidiary or ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan; (e) permit, or allow any Subsidiary or ERISA Affiliate to permit, the actuarial present value of the benefit liabilities (as "actuarial present value of the benefit liabilities" shall have the meaning specified in section 4041 of ERISA) under any Plan maintained by the Borrower, any Subsidiary or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (f) contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan; (g) acquire, or permit any Subsidiary or ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower, any Subsidiary or any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (h) incur, or permit any Subsidiary or ERISA Affiliate to incur, a liability to or on account of a Plan under section 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; (i) contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability; (j) amend or permit any Subsidiary or ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that the Borrower, any Subsidiary or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code; or (k) permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA), or any other event or condition, which presents a material (in the opinion of the Required Lenders) risk of such a termination by the PBGC of any Plan.
Section 6.09    Sale-and-Leaseback. The Borrower shall not, nor shall it permit any of its Subsidiaries to, sell or transfer to a Person any Property having a value, in the aggregate at any time outstanding, in excess of $7,500,000, whether now owned or hereafter acquired, if at the time or thereafter the Borrower or a Subsidiary shall lease as lessee such Property or any part thereof or other Property which the Borrower or a Subsidiary intends to use for substantially the same purpose as the Property sold or transferred.
Section 6.10    Change of Business. The Borrower shall not, nor shall it permit any of its Subsidiaries to, make any material change in the character of its business as an independent oil and gas exploration and production company, nor will the Borrower or any Subsidiary operate or carry on business in any jurisdiction other than the United States.

Section 6.11    Organizational Documents, Name Change. The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend its name or change its jurisdiction of incorporation, organization or formation without prior written notice to the Administrative Agent.
Section 6.12    Use of Proceeds; Letters of Credit. The Borrower will not permit the proceeds of any Advance or Letters of Credit to be used for any purpose other than those permitted by Section 5.09. The Borrower will not engage in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). Neither the Borrower nor any Person acting on behalf of the Borrower has taken or shall take, nor permit any of the Borrower's Subsidiaries to take any action which might cause any of the Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect, including the use of the proceeds of any Advance or Letters of Credit to purchase or carry any margin stock in violation of Regulation T, U or X.
Section 6.13    Gas Imbalances, Take-or-Pay or Other Prepayments. The Borrower shall not, nor shall it permit any of its Subsidiaries to, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Subsidiary which would require the Borrower or any Subsidiary to deliver their respective Hydrocarbons produced on a monthly basis from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefore, if such gas imbalances, take-or-pay or other prepayments could reasonably be expected to cause a Material Adverse Change.
Section 6.14    Limitation on Hedging. The Borrower shall not, nor shall it permit any of its Subsidiaries to, (a) purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hedge Contract for speculative purposes, or (b) be party to or otherwise enter into any Hydrocarbon Hedge Agreement, Interest Hedge Agreement or any other Hedge Contract which (i) is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower's operations, (ii) covers notional volumes in excess of (A) 80% of the anticipated production volumes attributable to Proven Reserves of the Borrower and its Subsidiaries which are categorized as "proved, developed and producing" for up to the first 24 months of the period such hedge arrangement is in effect, and (B) 60% of the anticipated production volumes attributable to Proven Reserves of the Borrower and its Subsidiaries which are categorized as "proved, developed and producing" for the remaining period, if any, that such hedge arrangement is in effect (iii) covers fluctuations in interest rates for notional principal amounts in excess of 85% of the Debt for borrowed money of the Borrower and its Subsidiaries, (iv) is longer than five (5) years in duration for any Interest Hedge Agreement, (v) is longer than 36 months in duration for any Hydrocarbon Hedge Agreement, (vi) requires the Borrower or any Subsidiary to put up money, assets, or other security (other than letters of credit or guaranties permitted by Section 6.02 and liens on cash and securities to the extent permitted under Section 6.01(l)) against the event of its nonperformance prior to actual default by the Borrower or such Subsidiary in performing its obligations thereunder, or (vii) is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a Lender or one of its Affiliates) at the time the contract is made (x) is not Shell Energy North America, Inc. or BP Corporation North America, Inc. or any of their respective Affiliates, (y) does not have long-term obligations rated BBB- or Baa3 or better, respectively, by either Standard & Poor's Ratings Group or Moody's Investors Service, Inc., or (z) is not an investment grade-rated industry participant (or such counterparty's obligations are guaranteed by such a Person).
Section 6.15    Additional Subsidiaries. The Borrower shall not, nor shall it permit any of its Subsidiaries to, create or acquire any additional Subsidiaries without (a) prior written notice to the

Administrative Agent and the Required Lenders, (b) such new Subsidiary executing and delivering to the Administrative Agent, at its request, a Guaranty, a Pledge Agreement, a Security Agreement and a Mortgage, and such other Security Instruments as the Administrative Agent or the Required Lenders may reasonably request, (c) the equity holder of such Subsidiary executing and delivering to the Administrative Agent a Pledge Agreement pledging 100% of the Equity Interest owned by such equity holder of such Subsidiary along with the certificates pledged thereby, if any, and appropriately executed stock powers in blank, if applicable, and (d) the delivery by the Borrower and such Subsidiary of any certificates, opinions of counsel, title opinions or other documents as the Administrative Agent may reasonably request relating to such Subsidiary.
Section 6.16    Account Payables. The Borrower shall not, nor shall it permit any Guarantor to, allow any of its trade payables or other accounts payable to be outstanding for more than 120 days past the invoice or billing date (except in cases where any such trade payable is being disputed in good faith and adequate reserves under GAAP have been established).
Section 6.17    Amendments and Redemptions of Senior Unsecured Debt. The Borrower will not (a) amend, supplement or otherwise modify the 2016 Senior Notes Indenture or any other instruments evidencing, or agreements relating to or executed in connection with, any Senior Unsecured Debt, in any manner which would have the effect of (i) accelerating the timing or amount of any scheduled payments of principal or interest thereon (unless such accelerated date is after the Maturity Date), (ii) increasing the rate of interest payable thereon by more than 2% per annum or (iii) resulting in a Material Adverse Change or (b) redeem, defease, prepay, repay or otherwise satisfy any Senior Unsecured Debt with any proceeds of Advances or Letters of Credit unless, after giving effect to such redemption or payment, the Borrower has a Borrowing Base Utilization Percentage of less than 65% as of the date of such redemption or payment. For avoidance of doubt, except as provided in clause (b) above, this Section 6.17 does not restrict the Borrower from prepaying or repaying the 2016 Senior Notes or any other Senior Unsecured Debt at or prior to the maturity thereof.
Section 6.18    Non-Guarantor Subsidiaries. Notwithstanding anything to the contrary contained herein (including any provision of this Article VI), Borrower shall not, nor shall it permit any Guarantor to (i) create, assume, incur or suffer to exist any Lien on or in respect of any of its Property for the benefit of any Non-Guarantor Subsidiary, (ii) sell, assign, pledge, or otherwise transfer any of its Properties to any Non-Guarantor Subsidiary, except as permitted under Section 6.04 and on terms permitted by Section 6.07, or (iii) except as permitted under Section 6.06(j), make or permit to exist any loans, advances, or capital contributions to, or make any investment in, or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in, any Non-Guarantor Subsidiary or in any of its Properties.
Section 6.19    Current Ratio. The Borrower shall not permit, as of the end of any fiscal quarter, commencing with the fiscal quarter ending June 30, 2012, the ratio of (a) its consolidated current assets to (b) its consolidated current liabilities, to be less than 1.00 to 1.00. For purposes of this calculation (i) "current assets" shall include, as of the date of calculation, the aggregate Unused Commitment Amount but shall exclude, as of the date of calculation (A) any cash deposited with or at the request of a counterparty to any Hedge Contract, (B) any assets representing a valuation account arising from the application of SFAS 133 and 143, and (C) the current portion of any deferred tax assets, and (ii) "current liabilities" shall exclude, as of the date of calculation, (A) the current portion of long-term Debt existing under this Agreement, (B) any liabilities representing a valuation account arising from the application of SFAS 133 and 143 and (C) the current portion of any tax deferred obligations.
Section 6.20    Leverage Ratio. The Borrower shall not permit, as of the end of any fiscal quarter, commencing with the fiscal quarter ending June 30, 2012, the ratio of (a) all Funded Debt of the

Borrower and its Subsidiaries as of such fiscal quarter end to (b) the consolidated EBITDAX of the Borrower and its Subsidiaries for the four-fiscal quarter period then ended, to be greater than 3.50 to 1.00.
Section 6.21    Interest Coverage Ratio. The Borrower shall not permit, as of the end of any fiscal quarter, commencing with the fiscal quarter ending June 30, 2012, the ratio of (a) the consolidated EBITDAX of the Borrower and its Subsidiaries for the four-fiscal quarter period then ended to (b) the consolidated Interest Expense of the Borrower and its Subsidiaries for the four-fiscal quarter period then ended, to be less than 2.50 to 1.00.
ARTICLE VII

EVENTS OF DEFAULT; REMEDIES
Section 7.01    Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" under any Loan Document:
(a)    Payment. The Borrower (i) shall fail to pay when due any principal under the Notes or (ii) shall fail to pay any interest, fees, reimbursements, indemnifications, or other amounts due and payable hereunder, under the Notes, or under any other Loan Document;
(b)    Representation and Warranties. Any representation or warranty made or deemed to be made (i) by the Borrower, any Guarantor or any of their respective Subsidiaries (or any of their respective officers) in this Agreement or in any other Loan Document, or (ii) by the Borrower, any Guarantor or any of their respective Subsidiaries (or any of their respective officers) in connection with this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect when made or deemed to be made;
(c)    Covenant Breaches. The Borrower, any Guarantor or any of their respective Subsidiaries shall fail to (i) perform or observe any covenant contained in Section 5.02(a), Section 5.06(e), Section 5.12 or Article VI or (ii) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Loan Document which is not covered by clause (i) above or any other provision of this Section 7.01, if such failure shall remain unremedied for 30 days after the earlier to occur of (a) notice thereof to the Borrower by the Administrative Agent or (b) the Borrower otherwise becoming aware of such breach or failure;
(d)    Cross-Defaults. (i) The Borrower, any Guarantor or any of their respective Subsidiaries shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $1,000,000 individually or when aggregated with all such Debt of the Borrower, any Guarantor or any of their respective Subsidiaries so in default (but excluding Debt evidenced by the Notes) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt (including, without limitation, any event of default or termination event under any Interest Rate Agreement or Hydrocarbon Hedge Agreement) which is outstanding in a principal amount (or termination payment amount or similar amount) of at least $1,000,000 individually or when aggregated with all such Debt of the Borrower, such Guarantor or such Subsidiary so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or (iii) any Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; provided that for purposes of this paragraph (d), the "principal amount" of the obligations in respect of Hedging Contracts at any time shall be the aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Contracts were terminated at such time;
(e)    Insolvency.
(i)    The Borrower, any Guarantor or any of their respective Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due;
(ii)    The Borrower, any Guarantor or any of their respective Subsidiaries shall (A) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (B) make a general assignment for the benefit of its creditors, (C) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect) or any other Debtor Relief Law, (D) file a petition seeking to take advantage of any other Debtor Relief Law, (E) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code or any other Debtor Relief Law, or (F) take any corporate action for the purpose of effecting any of the foregoing; or
(iii)    A proceeding or case shall be commenced, without the application or consent of the Borrower, any Guarantor or any of their respective Subsidiaries, as applicable, in any court of competent jurisdiction, seeking (A) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (B) the appointment of a trustee, receiver, custodian, liquidator or the like of the Borrower, any Guarantor or any of their respective Subsidiaries of all or any substantial part of its respective assets, (C) similar relief in respect of the Borrower, any Guarantor or any of their respective Subsidiaries under any Debtor Relief Law, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days, or (D) an order for relief against the Borrower, any Guarantor or any of their respective Subsidiaries shall be entered in an involuntary case under the Federal Bankruptcy Code or any other Debtor Relief Law;
(f)    Judgments. Any judgment or order for the payment of money in excess of $500,000 shall be rendered against the Borrower, any Guarantor or any of their respective Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
(g)    Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent, (i) such Termination Event shall not have been corrected and (ii) the then present value of such Plan's vested benefits exceeds the then current value of assets accumulated in such Plan by more than the amount of $5,000,000 (or in the case of a Termination Event involving the withdrawal of a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer's proportionate share of such excess shall exceed such amount);
(h)    Plan Withdrawals. The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer

Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding $5,000,000;
(i)    Change in Control. A Change in Control shall have occurred;
(j)    Borrowing Base. Any failure to cure any Borrowing Base deficiency in accordance with Section 2.05;
(k)    Loan Documents. Any material provision of any Loan Document shall for any reason cease to be valid and binding on the Borrower or a Guarantor or any of their respective Subsidiaries or any such Person shall so state in writing; or
(l)    Security Instruments. (i) The Administrative Agent shall fail to have an Acceptable Security Interest in any material portion of the Collateral as determined by the Administrative Agent or (ii) any Security Instrument shall at any time and for any reason cease to create the Lien on the Property purported to be subject to such agreement in accordance with the terms of such agreement, or cease to be in full force and effect, or shall be contested by the Borrower, any Guarantor or any of their respective Subsidiaries.
Section 7.02    Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.01) shall have occurred and be continuing, then, and in any such event,
(a)    the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender and each Issuing Lender to make extensions of credit hereunder, including making Advances and issuing, increasing or extending Letters of Credit, to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;
(b)    the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Required Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the Letter of Credit Exposure as security for the Obligations; and
(c)    the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Instruments, the Guaranties, and any other Loan Document for the ratable benefit of itself, the Issuing Lenders and the Lenders by appropriate proceedings.
Section 7.03    Automatic Acceleration of Maturity. If any Event of Default pursuant to paragraph (e) of Section 7.01 shall occur,

(a)	(i) the obligation of each Lender and each Issuing Lender to make extensions of credit hereunder, including making Advances and issuing, increasing or extending Letters of Credit, shall terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Loan Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;
(b)    the Borrower shall deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Obligations; and
(c)    the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Instruments, the Guaranties, and any other Loan Document for the ratable benefit of itself, the Issuing Lenders and the Lenders by appropriate proceedings.
Section 7.04    Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender Party, and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirement, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender Party or any such Affiliate to or for the credit or the account of the Borrower or any Guarantor against any and all of the obligations of the Borrower or any Guarantor now or hereafter existing under this Agreement or any other Loan Document to such Lender Party or Affiliate, irrespective of whether or not such Lender Party or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender Party or Affiliate different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of the Administrative Agent, each Lender, Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Administrative Agent, Lender, Issuing Lender or respective Affiliates may have. Each Lender and Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 7.05    Non-exclusivity of Remedies. No remedy conferred upon the Administrative Agent, the Issuing Lenders and the Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.
Section 7.06    Application of Proceeds. From and during the continuance of any Event of Default, any monies or Property actually received by the Administrative Agent pursuant to this Agreement or any other Loan Document, the exercise of any rights or remedies under any Security Instrument or any other agreement with the Borrower, any Guarantor or any of their respective Subsidiaries which secures any of the Obligations, shall be applied in the following order:

(a)    First, to the payment of all amounts, including costs and expenses incurred in connection with the collection of such proceeds and the payment of any part of the Obligations, due to the Administrative Agent under any of the expense reimbursement or indemnity provisions of this Agreement or any other Loan Document, any Security Instrument, or other collateral documents, and any applicable law;
(b)    Second, ratably, according to the then unpaid amounts thereof, without preference or priority of any kind among them, to the payment of the Obligations then due and payable, including Obligations with respect to Letters of Credit and any Obligations of the Borrower or its Subsidiaries owing to any Swap Counterparty under any Hedge Contract and Treasury Management Obligations; and
(c)    Third, the remainder, if any, to the Borrower, its Subsidiaries, their respective successors or assigns, or such other Person as may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
ARTICLE VIII

THE ADMINISTRATIVE AGENT AND THE ISSUING LENDERS
Section 8.01    Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof and of the other Loan Documents, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or any other Loan Document (including enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, any other Loan Document, or applicable law.
Section 8.02    Administrative Agent's Reliance, Etc. Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or omitted to be taken (INCLUDING THE ADMINISTRATIVE AGENT'S OWN NEGLIGENCE) by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Administrative Agent; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties, or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document on the part of the Borrower or its Subsidiaries or to inspect the Property (including the books and records) of the Borrower or its Subsidiaries; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement or any other Loan Document; and (f) shall incur no liability under or in respect of this Agreement or any other Loan

Document by acting upon any notice, consent, certificate, or other instrument or writing (which may be by telecopier) believed by it to be genuine and signed or sent by the proper party or parties.
Section 8.03    The Administrative Agent and Its Affiliates. With respect to its Commitment, the Advances made by it and the Notes issued to it, the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent. The term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower or any of its Subsidiaries, and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if the Administrative Agent were not an agent hereunder and without any duty to account therefor to the Lenders.
Section 8.04    Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the Financial Statements and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
Section 8.05    Indemnification. THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH ISSUING LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE RELATED PARTIES (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), ACCORDING TO THEIR RESPECTIVE PRO RATA SHARES FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT AND SUCH ISSUING LENDER IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT OR SUCH ISSUING LENDER UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (INCLUDING THE ADMINISTRATIVE AGENT'S, SUCH ISSUING LENDER'S AND SUCH RELATED PARTY'S OWN NEGLIGENCE), AND INCLUDING ENVIRONMENTAL LIABILITIES, provided THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS RESULTING FROM THE ADMINISTRATIVE AGENT'S, SUCH ISSUING LENDER'S OR SUCH RELATED PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT AND EACH ISSUING LENDER PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE OF ANY OUT‑OF‑POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, TO THE EXTENT THAT THE ADMINISTRATIVE AGENT OR SUCH ISSUING LENDER IS NOT REIMBURSED FOR SUCH BY THE BORROWER. To the extent that the indemnity obligations provided in this Section 8.05 are for the benefit of the Administrative Agent as the named secured party under the Liens granted under the Security Instruments, each Lender hereby agrees that if such Lender ceases to be a Lender hereunder but

Obligations owing to such Lender or an Affiliate of such Lender continue to be secured by such Liens, then such Lender shall continue to be bound by the provisions of this Section 8.05 until such time as such Obligations have been satisfied or terminated in full. In such event, in determining the pro rata shares under this Section 8.05, the Lenders shall include the aggregate amount (giving effect to any netting agreements) that would be owing to such Swap Counterparty if such Hedge Contracts were terminated at the time of determination.
Section 8.06    Successor Administrative Agent and Issuing Lenders. The Administrative Agent or any Issuing Lender may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders upon receipt of written notice from the Required Lenders to such effect. Any Issuing Lender designated in writing by the Borrower as provided in the definition of "Issuing Lender" may be removed at any time with or without cause by the Borrower. Upon receipt of notice of any such resignation or removal (other than a removal of an Issuing Lender by the Borrower), the Required Lenders shall have the right to appoint a successor Administrative Agent or Issuing Lender with, if any Event of Default has not occurred and is not continuing, the consent of the Borrower, which consent shall not be unreasonably withheld. If no successor Administrative Agent or Issuing Lender shall have been so appointed by the Required Lenders with the consent of the Borrower, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's or Issuing Lender's giving of notice of resignation or the Required Lenders' removal of the retiring Administrative Agent or Issuing Lender, then the retiring Administrative Agent or Issuing Lender may, on behalf of the Lenders and the Borrower, appoint a successor Administrative Agent or Issuing Lender, which shall be, in the case of a successor agent, a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000.00 and, in the case of the Issuing Lender, a Lender. Upon the acceptance of any appointment as Administrative Agent or Issuing Lender by a successor Administrative Agent or Issuing Lender, such successor Administrative Agent or Issuing Lender shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Administrative Agent or Issuing Lender, and the retiring Administrative Agent or Issuing Lender shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation or removal and the provisions affecting the Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit. After any retiring Administrative Agent's or Issuing Lender's resignation or removal hereunder as Administrative Agent or Issuing Lender, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Issuing Lender under this Agreement and the other Loan Documents.
Section 8.07    Additional Agents. Neither the Syndication Agent nor the Documentation Agent referred to on the cover of this Agreement shall have any duties, obligations or liabilities in their respective capacities as agents.
Section 8.08    Collateral Matters.

(a)
Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Instruments which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Instruments. Administrative Agent is further authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action (other than enforcement actions requiring the consent of, or request by, the Required Lenders as set forth in Section 7.02 or Section 7.03 above) in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable law. By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party not party hereto hereby agrees to the terms of this paragraph (a).
(b)    Each Secured Party irrevocably authorizes Administrative Agent to release any Lien granted to or held by the Administrative Agent upon any Collateral: (i) upon termination of the Commitments, termination or expiration of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the applicable Issuing Lender have been made), and payment in full of all Obligations payable under this Agreement, under any other Loan Document and termination of all Hedge Contracts with any Swap Counterparty (other than Hedge Contracts with any Swap Counterparty with respect to which other arrangements satisfactory to the Swap Counterparty have been made; provided that, unless a Swap Counterparty notifies the Administrative Agent in writing at least 2 Business Days prior to the expected termination of the Commitments that such arrangements have not been made, then solely for purposes of this clause (b), it shall be deemed that such satisfactory arrangements have been made); (ii) constituting Property sold or to be sold or otherwise disposed of as part of or in connection with any disposition permitted under this Agreement or the other Loan Documents; (iii) constituting Property in which the Borrower or any Subsidiary owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting Property leased to the Borrower or any Subsidiary under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrower or such Subsidiary to be, renewed or extended; or (v) if approved, authorized or ratified in writing by the applicable Required Lenders or all the Lenders, as the case may be, as required by Section 9.01. Upon the request of the Administrative Agent at any time, the Secured Parties will confirm in writing the Administrative Agent's authority to release particular types or items of Collateral pursuant to this Section 8.08. By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party not party hereto hereby agrees to the terms of this paragraph (b).
ARTICLE IX

MISCELLANEOUS
Section 9.01    Amendments, Etc.

(a)
No amendment or waiver of any provision of this Agreement, the Notes, or any other Loan Document (except for the Fee Letter), nor consent to any departure by the Borrower or any Subsidiary therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver, or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Borrowing Base or the Commitments of the Lenders, (c) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or under any other Loan Document, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder or extend the Maturity Date or the Commitment Termination Date, (e) change the percentage of Lenders which shall be required for the Lenders or any of them to take any action hereunder or under any other Loan Document, (f) amend Section 2.11 or this Section 9.01, (g) amend the definition of "Required Lenders," (h) release any Guarantor from its obligations under any Guaranty, except to the extent such release is permitted under Section 8.08(b), (i) permit the Borrower or any Subsidiary to enter into any merger or consolidation with or into any other Person or amend Section 6.04(a), or (j) release all or substantially all of the Collateral securing the Obligations, except to the extent such release is permitted under Section 8.08(b); and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Issuing Lenders in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent or the Issuing Lenders, as the case may be, under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that neither the Commitment of such Lender nor the Borrowing Base may be increased and the Commitment may not be extended without the consent of such Lender.
(b)    No Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Hedge Contracts.
(c)    The Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.
Section 9.02    Notices, Etc. All notices and other communications shall be in writing (including telecopy) and mailed by certified mail, return receipt requested, telecopied, hand delivered, or delivered by a nationally recognized overnight courier, at the address for the appropriate party specified in Schedule II or at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when so mailed, telecopied, or hand delivered or delivered by a nationally recognized overnight courier, be effective when received if mailed, when telecopy transmission is completed, or when delivered by such messenger or courier, respectively, except that notices and communications to the Administrative Agent pursuant to Article II or VIII shall not be effective until received by the Administrative Agent.
Section 9.03    No Waiver; Remedies. No failure on the part of any Lender, the Administrative Agent, or any Issuing Lender to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 9.04    Costs and Expenses. The Borrower agrees to pay on demand (a) all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, waiver, delivery, administration, modification, and amendment of this Agreement, the Notes, the Guaranties, and the other Loan Documents including the reasonable fees and out‑of‑pocket expenses of counsel for the Administrative Agent with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement, and (b) all out‑of‑pocket costs and expenses, if any, of the Administrative Agent, each Issuing Lender, and each Lender (including reasonable counsel fees and expenses of the Administrative Agent, each Issuing Lender, and each Lender) in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of this Agreement, the Notes, the Guaranties, and the other Loan Documents. Any sums spent by the Administrative Agent, any Issuing Lender and each Lender in payment of the foregoing costs and expenses shall become part of the Obligations and shall bear interest at an annual rate equal to the Default Rate from the date demanded until the date repaid by or on behalf of the Borrower.
Section 9.05    Binding Effect. Subject to the terms of Article III, this Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent, and when the Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, each Issuing Lender, and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.
Section 9.06    Lender Assignments and Participations.
(a)    Assignments. Any Lender may assign to one or more banks or other entities all or any portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, the Advances owing to it, the Notes held by it, and the participation interest in the Letter of Credit Obligations held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of such Lender's rights and obligations assigned under this Agreement and shall be an equal percentage with respect to both its obligations owing in respect of the Commitments and the related Advances and Letters of Credit, (ii) the amount of the Commitments and Advances of such Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall be, if to an entity other than a Lender, not less than $3,000,000 and shall be an integral multiple of $1,000,000 in excess thereof, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with the Notes subject to such assignment, and (v) each Eligible Assignee (other than the Eligible Assignee of the Administrative Agent) shall pay to the Administrative Agent a $3,500 administrative fee (provided that the Administrative Agent may waive such fee). Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the execution thereof (unless the Administrative Agent agrees otherwise), (A) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) such Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14, 9.04 and 9.07 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(b)    Term of Assignments. By executing and delivering an Assignment and Acceptance, the Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency of value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or its Subsidiaries or the performance or observance by the Borrower or its Subsidiaries of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the Financial Statements referred to in Section 4.05 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(c)    The Register. The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lenders, and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d)    Procedures. Upon its receipt of an Assignment and Acceptance executed by a Lender and an Eligible Assignee, together with the Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of the attached Exhibit A: (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Borrower. Promptly after its receipt of such notice, the Borrower shall execute and deliver to the Administrative Agent in exchange for the surrendered Notes (A) if such Eligible Assignee has acquired a Commitment, a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and (B) if such Lender has retained any Commitment hereunder, a new Note to the order of such Lender in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the attached Exhibit E.
(e)    Participations. Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, the Advances owing to it, its participation interest in the Letter of Credit Obligations, and the Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including its Commitments to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Notes for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent, and the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and (v) such Lender shall not require the participant's consent to any matter under this Agreement, except for change in the principal amount of the Notes, reductions in fees or interest, releasing all or substantially all of any Collateral, permitting the Borrower or any Subsidiary to enter into any merger or consolidation with or into any other, postponement of any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, or extensions of the Maturity Date or the Commitment Termination Date. The Borrower hereby agrees that participants shall have the same rights under Sections 2.12, 2.13, 2.14(c), and 9.07 as a Lender to the extent of their respective participations. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.04 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the obligations under the Loan Documents (the “Participant Register”) and no Lender shall have any obligation to disclose any information contained in any Participant Registry (including the identity of any Participant or any information relating to the Participant's interests under this Agreement) except to the extent that such disclosure is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Borrower hereby agrees that each Lender acting as its non-fiduciary agent solely for the purpose set forth above in this clause (e), shall not subject such Lender to any fiduciary or other implied duties, all of which are hereby waived by Borrower.
(f)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless such Participant and such Participant agrees, for the benefit of such Borrower, to comply with Section 2.14(d), in which case Section 2.14 shall be applied as if such Participant had become a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that, in no event shall such Participant be entitled to receive any greater payment under Section 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.
(g)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(h)    Any Lender may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of the following paragraph Section 9.13.
Section 9.07    Indemnification; Waiver of Damages.
(a)    THE BORROWER agrees to, JOINTLY AND SEVERALLY, indemnify and hold harmless EACH LENDER PARTY AND EACH RELATED PARTY OF A lENDER pARTY (each, an "Indemnitee") from and against any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys' fees) that may be incurred by or asserted or awarded against any Indemnitee, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the LOAN Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence OR THE STRICT LIABILITY of the applicable INDEMNITEE, except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.07 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by BORROWER, its directors, shareholders or creditors, any GUARANTOR, its directors, shareholders or creditors or an Indemnitee or any other Person or any Indemnitee is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. THE FOREGOING INDEMNITY AND HOLD HARMLESS SHALL NOT APPLY TO ANY CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS OR EXPENSES THAT is INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNITEE directly FOR, OR AS A direct CONSEQUENCE OF, SUCH INDEMNITEE BEING A DEFAULTING LENDER under clause (a) or (b) of the definition of "Defaulting Lender", WHETHER ASSERTED BY BORROWER, ANY GUARANTOR, THE ADMINISTRATIVE AGENT OR THE ISSUING LENDER. You shall not, without the prior written consent of each Indemnitee affected thereby (which consent will not be unreasonably withheld), settle any threatened or pending claim or action that would give rise to the right of any Indemnitee to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnitee, (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnitee, and (z) does not impose any actual or potential liability upon such Indemnitee. All amounts due under this Section 9.07 shall be payable not later than 10 days after demand therefor.
(b)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, each of the Borrower and any Guarantor shall not assert, agrees not to assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
Section 9.08    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 9.09    Survival of Representations, Etc. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Loan Documents, the making of the Advances and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender's right to rely on such representations and warranties. All obligations of the Borrower provided for in Sections 2.12, 2.13, 2.14(c), 9.04, and 9.07 and all of the obligations of the Lenders in Section 8.05 shall survive any termination of this Agreement and repayment in full of the Obligations.
Section 9.10    Severability. In case one or more provisions of this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.
Section 9.11    Business Loans. The Borrower warrants and represents that the Loans evidenced by the Notes are and shall be for business, commercial, investment, or other similar purposes and not primarily for personal, family, household, or agricultural use, as such terms are used in Chapter One ("Chapter One") of the Texas Credit Code. At all such times, if any, as Chapter One shall establish a Maximum Rate, the Maximum Rate shall be the "indicated rate ceiling" (as such term is defined in Chapter One) from time to time in effect.
Section 9.12    Governing Law; Submission to Jurisdiction.
(a)    This Agreement, the Notes and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas. Without limiting the intent of the parties set forth above, (a) Chapter 346 of the Texas Finance Code, as amended (relating to revolving loans and revolving tri-party accounts (formerly Tex. Rev. Civ. Stat. Ann. Art. 5069, Ch. 15)), shall not apply to this Agreement, the Notes, or the transactions contemplated hereby and (b) to the extent that any Lender may be subject to Texas law limiting the amount of interest payable for its account, such Lender shall utilize the indicated (weekly) rate ceiling from time to time in effect. Each Letter of Credit shall be governed by either the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (2007 version) or the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590 (and any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the applicable Issuing Lender).
(b)    The Borrower hereby irrevocably submits to the jurisdiction of any Texas state or federal court sitting in Houston, Texas, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court. The Borrower hereby unconditionally and irrevocably waives, to the fullest extent it may effectively do so, any right it may have to the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrower hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to such Borrower at its address set forth in this Agreement. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section shall affect the rights of any Lender to serve legal process in any other manner permitted by the law or affect the right of any Lender to bring any action or proceeding against the Borrower or its Property in the courts of any other jurisdiction.

Section 9.13    Confidentiality. In the event that the Borrower or any of its Subsidiaries provides to the Administrative Agent or the Lenders confidential information belonging to the Borrower or such Subsidiary, which the Borrower or any Subsidiary shall designate in writing as "confidential", the Administrative Agent and the Lenders shall thereafter maintain such information in confidence in accordance with the usual care that each utilizes in maintaining its own confidential information. This obligation of confidence shall not apply to such portions of the information which (i) are in the public domain, (ii) hereafter become part of the public domain without the Administrative Agent or the Lenders breaching their obligation of confidence to the Borrower, (iii) are previously known by the Administrative Agent or the Lenders from some source other than the Borrower, (iv) are hereafter developed by the Administrative Agent or the Lenders without using the Borrower's information, (v) are hereafter obtained by or available to the Administrative Agent or the Lenders from a third party who owes no obligation of confidence to the Borrower with respect to such information or through any other means other than through disclosure by the Borrower, (vi) are disclosed with the Borrower's or such Subsidiary's consent, (vii) must be disclosed either pursuant to any Legal Requirement or to Persons regulating the activities of the Administrative Agent or the Lenders, or (viii) as may be required by law or regulation or order of any Governmental Authority in any judicial, arbitration or governmental proceeding. Further, the Administrative Agent or a Lender may disclose any such information to any other Lender, any Affiliate of any Lender, any independent petroleum engineers or consultants, any independent certified public accountants, any legal counsel employed by such Person in connection with this Agreement or any Security Instrument, including without limitation, the enforcement or exercise of all rights and remedies thereunder, or any assignee or participant (including prospective assignees and participants) in the Loans. Notwithstanding anything to the contrary provided herein, this obligation of confidence shall cease three (3) years from the date the information was furnished, unless the Borrower requests in writing at least thirty (30) days prior to the expiration of such three year period, to maintain the confidentiality of such information for an additional three year period. The Borrower and each of its Subsidiaries waives any and all other rights it may have to confidentiality as against the Administrative Agent and the Lenders arising by contract, agreement, statute or law except as expressly stated in this Section 9.13.
Section 9.14    Restatement. This Agreement amends and restates the Existing Agreement in its entirety. The Borrower hereby agrees that (a) the Debt outstanding under the Existing Agreement and the Loan Documents (as defined in the Existing Agreement; together with the Existing Agreement, the "Existing Loan Documents") and all accrued and unpaid interest thereon and (b) all accrued and unpaid fees under the Existing Loan Documents shall be deemed to be outstanding under and governed by this Agreement. The Borrower hereby acknowledges, warrants, represents and agrees that this Agreement is not intended to be, and shall not be deemed or construed to be, a novation or release of the Existing Loan Documents. Each Lender (which is a Lender under the Existing Loan Documents) hereby waives any requirements for notice of prepayment, minimum amounts of prepayments of the loans thereunder, ratable reductions of the commitments of Lenders under the Existing Loan Documents and ratable payments on account of the principal or interest of any loan under the Existing Loan Documents to the extent that any such prepayment, reductions or payments are required to ensure that, upon the effectiveness of this Agreement, the loans of the Lenders shall be outstanding on a ratable basis in accordance with their respective Pro Rata Share. Each Lender hereby authorizes the Administrative Agent and the Borrower to request Borrowings from the Lenders, to make prepayment of the loans under the Existing Loan Documents and to reduce the commitments under the Existing Loan Documents among Lenders in order to ensure that, upon the effectiveness of this Agreement, the Credit Extensions of the Lenders shall be outstanding on a ratable basis in accordance with their respective Pro Rata Share.
Section 9.15    WAIVER OF JURY TRIAL. THE BORROWER, THE LENDERS, THE ISSUING LENDERS AND THE ADMINISTRATIVE AGENT HEREBY ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED BY AND HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY,

AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 9.16    USA Patriot Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.
Section 9.17    Obligations as Senior Indebtedness; Senior Secured Debt. It is the intent of all the parties hereto that all of the Obligations arising under this Agreement and the other Loan Documents shall constitute (and to the extent, if any, required are hereby designated by Borrower to constitute) "Senior Indebtedness" and "Senior Secured Debt" as such terms are defined in the 2016 Senior Notes Indenture. This Agreement and the other Loan Documents represent the "Senior Secured Credit Facility", as defined in the 2016 Senior Notes Indenture. Notwithstanding the foregoing, the acknowledgment of intent contained in this Section 9.17 shall not be deemed to modify or amend any provision of this Agreement or any of the other Loan Documents.
Section 9.18    Notices of Swap Counterparty. Each Lender (other than the Lender serving as the Administrative Agent) shall provide to the Administrative Agent prompt written notice of any Hedge Contract entered into by such Lender or any of its Affiliates with the Borrower or any Guarantor.
Section 9.19    Notices of Treasury Management Bank. Each Lender (other than the Lender serving as the Administrative Agent) shall provide to the Administrative Agent prompt written notice of any Treasury Management Agreement entered into by such Lender or any of its Affiliates with the Borrower or any Guarantor.
Section 9.20    ORAL AGREEMENTS. THIS WRITTEN AGREEMENT, THE LOAN DOCUMENTS, ANY TREASURY MANAGEMENT AGREEMENTS WITH A TREASURY MANAGEMENT BANK, AND ANY HEDGE CONTRACTS WITH SWAP COUNTERPARTIES, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

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EXECUTED as of the date first above written.

BORROWER:
CALLON PETROLEUM COMPANY

By:	/s/ B.F. Weatherly
B.F. Weatherly
Executive Vice President and Chief Financial Officer

ADMINISTRATIVE AGENT/
ISSUING LENDER:

REGIONS BANK
as Administrative Agent, Documentation Agent and
Syndication Agent and as an Issuing Lender

By:	/s/ William A. Philipp
William A. Philipp
Senior Vice President

LENDERS:

REGIONS BANK

By:	/s/ William A. Philipp
William A. Philipp
Senior Vice President